Exhibit E

Execution Version

MARGIN LOAN AGREEMENT

dated as of December 16, 2020

among

BLACKSTONE DELTA LOWER HOLDINGS DE L.P.

BTO FD DELTA HOLDINGS DE L.P.,

each as a Borrower,

BLACKSTONE DELTA LOWER HOLDINGS MANAGER L.L.C.

BTO FD DELTA HOLDINGS MANAGER L.L.C.,

each as a General Partner,

THE LENDERS PARTY HERETO

and

CITIBANK, N.A.,

as Administrative Agent

i

Section 9.15. USA PATRIOT Act Notice	81
Section 9.16. Interest Rate Limitation	81
Section 9.17. Disclosure	81
Section 9.18. Joint and Several Liability of Borrowers	81
Section 9.19. Calculation Agent Determinations; Required Lender Consultation	81

SCHEDULES

Schedule I – Commitments and Lender Information

Schedule II – Fund Entities

EXHIBITS

Exhibit A – Form of Officer’s Certificate

Exhibit B – Form of Security and Control Agreement

Exhibit C –Form of Fund Representation Letter

Exhibit D – Form of Collateral Call Notice

Exhibit E-1 – U.S. Tax Compliance Certificate (For Foreign Lenders that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-2 – U.S. Tax Compliance Certificate (For Foreign Participants that are not Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-3 – U.S. Tax Compliance Certificate (For Foreign Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit E-4 – U.S. Tax Compliance Certificate (For Foreign Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Exhibit F – [Reserved]

Exhibit G – [Reserved]

Exhibit H – Form of Issuer Agreement

This MARGIN LOAN AGREEMENT dated as of December 16, 2020 (as it may be amended or modified from time to time, this “Agreement”), among Blackstone Delta Lower Holdings DE L.P., a Delaware limited partnership, as a Borrower (“Lower Holdings Borrower”), BTO FD Delta Holdings DE L.P., a Delaware limited partnership, as a Borrower (“FD Holdings Borrower” and, together with Lower Holdings Borrower, the “Borrowers” and each, a “Borrower”), Blackstone Delta Lower Holdings Manager L.L.C., a Delaware limited liability company, as Lower Holdings Borrower’s general partner (“Lower Holdings General Partner”), BTO FD Delta Holdings Manager L.L.C., a Delaware limited liability company, as FD Holdings Borrower’s general partner (“FD Holdings General Partner” and, together with Lower Holdings General Partner, the “General Partners” and each, a “General Partner”), each Lender as set forth in Schedule I and each other lender from time to time party hereto (collectively, the “Lenders” and individually, a “Lender”), and Citibank, N.A., as Administrative Agent.

Borrowers have requested that Lenders provide them with a term loan facility in the form of Advances to be made on the Closing Date in an aggregate principal amount as set forth on Schedule I hereto, and Lenders are prepared to provide such term loan facility upon the terms and subject to the conditions set forth in this Agreement.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1

DEFINITIONS AND ACCOUNTING TERMS

Section 1.01. Certain Defined Terms. As used in this Agreement, the following terms shall have the following meanings:

“Accelerating Lender” means any Lender that has accelerated any Advances owing to it pursuant to Section 7.01; provided that, if an Event of Default of the type specified in Section 7.01(f) has occurred and the Advances of all Lenders have automatically become due, each Lender shall be considered an “Accelerating Lender” hereunder.

“Acceptable Collateral” means with respect to any Borrower, any of the following assets of such Borrower, if (x) held in or credited to its Collateral Account subject to a first priority Lien under the applicable Security and Control Agreement and (y) the Collateral Requirement has been satisfied with respect thereto:

(a) Cash and Cash Equivalents held in the Collateral Accounts;

(b) security entitlements in respect of Collateral Shares that (x) in the case of Preferred Shares, were deposited into, or credited to, the Collateral Accounts on, and have remained Collateral in the Collateral Accounts since, the Closing Date and (y) in the case of Common Shares, were issued upon conversion of Collateral Shares described in the immediately preceding clause (x) in accordance with the terms of the Certificate of Designations, as long as, in each case:

(i) such Collateral Shares are DTC Collateral Shares;

(ii) such Collateral Shares and such security entitlements are not subject to (1) any Transfer Restriction (other than Permitted Transfer Restrictions) and, for the avoidance of doubt, are not subject to any restrictive legend other than any legend set forth in the Securities Purchase Agreement as in effect on the date hereof, (2) any Restrictive Conditions (other than Permitted Restrictive Conditions) or (3) any Lien (other than Permitted Liens); and

(iii) such Collateral Shares are duly authorized, validly issued, fully paid and non-assessable; and

(c) any Other Acceptable Collateral.

“Acceptable Letter of Credit Issuer” means, at any time, a financial institution organized under the laws of the United States whose (a) senior unsecured unsubordinated indebtedness is rated at least A3 by Moody’s and A- by S&P and (b) combined capital, surplus and undivided profits is not less than $500,000,000, in each case, at such time.

“Act” has the meaning specified in Section 9.15.

“Activities” has the meaning specified in Section 8.02(b).

“Adjustment Determination Date” means, in respect of any Facility Adjustment Event or Potential Facility Adjustment Event, the date on which Calculation Agent has notified Borrowers of (i) the adjustments that will be made to the terms of the Margin Loan Documentation on account thereof or (ii) its determination that no such adjustments under Section 9.01 are necessary.

“Adjustment Determination Period” means the period beginning on, and including, the date on which a Facility Adjustment Event or Potential Facility Adjustment Event occurs and ending on, and including, the earlier of (i) the related Adjustment Determination Date and (ii) the fifth Business Day following such occurrence.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent under any of the Margin Loan Documentation, or any successor administrative agent hereunder (including, without limitation, any successor appointed under Section 8.09), subject to Section 2.12.

“Advance” has the meaning specified in Section 2.01(a).

“Additional Terms Letter” means that certain letter, dated as of the date hereof, among the Loan Parties, the Administrative Agent, the Calculation Agent and Lenders.

“Affiliate” has the meaning specified in the Additional Terms Letter.

“Affiliated Lender” has the meaning specified in Section 9.07(a).

“Agent” means each of Administrative Agent and Calculation Agent.

“Agent’s Group” has the meaning specified in Section 8.02(b).

“Agented Lender” means any Lender who has taken an Advance hereunder by assignment, but has not yet entered into a Security and Control Agreement with respect to the Collateral securing the Obligations owing to it. Any reference in the Margin Loan Documentation to the Applicable Lender with respect to an Agented Lender shall be to the Lender who assigned an Advance to such Agented Lender, and vice versa.

“Aggregate Collateral Share Value” means, at any time, the sum of (a) the Preferred Share Collateral Value and (b) the Common Share Collateral Value, excluding, in each case, Collateral Shares that may have been sold pursuant to any Permitted Sale Transaction and evidenced by an Eligible Trade Ticket and remain in the Collateral Accounts pending settlement thereof.

“Agreement” means this Margin Loan Agreement.

“Allocated Advance Amount” means, with respect to any Borrower, the portion of the Advances made to and outstanding with respect to such Borrower from time to time and including, for the avoidance of doubt, any outstanding PIK Amount added to the principal amount thereof.

“Anti-Corruption Laws” means the Foreign Corrupt Practices Act of 1977, as amended, and all rules or regulations promulgated thereunder, the U.K. Bribery Act of 2010, and other similar laws, rules, or regulations of any jurisdiction applicable to any Borrower relating to bribery or corruption.

“Applicable Credit” has the meaning specified in Section 2.06(d)(iv).

“Applicable Lender” means any Lender other than an Agented Lender.

“Applicable Percentage” means, subject to Section 2.12, with respect to any Lender at any time, (a) the aggregate principal amount of such Lender’s Advances divided by (b) the aggregate principal amount of the Advances owed to all Lenders.

“Applicable Rate” means, with respect to any Advance, (a) if Borrowers elect to borrow such Advance as a One-Month LIBOR Advance, One-Month LIBOR plus the Spread or (b) if Borrowers elect to borrow such Advance as a Three-Month LIBOR Advance, Three-Month LIBOR with respect to such day plus the Spread; provided that if each of One-Month LIBOR or Three-Month LIBOR cannot be determined with respect to such day for any reason, Applicable Rate means, with respect to such day, a rate per annum equal to (a) the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Rate in effect on such day plus 1⁄2 of 1% plus (b) the Spread (such alternative rate as described in this proviso, the “Alternate Rate”). Any change in the Applicable Rate due to a change in the Prime Rate or the Federal Funds Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Rate, as the case may be.

“Attributable Debt” means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

“Authorized Representative” means, as applied to any Person, any authorized signatory or Responsible Officer appointed or designated in accordance with such Person’s Organization Documents.

“Available Dividend Amount” has the meaning specified in the Additional Terms Letter.

“Bankruptcy Action” means any of the following, with respect to any Person: (a) to institute any proceedings to adjudicate such Person as bankrupt or insolvent, (b) to institute or consent to the institution of bankruptcy, reorganization or insolvency proceedings against such Person or file a bankruptcy petition or any other petition seeking, or consenting to, reorganization or relief with respect to such Person under any Debtor Relief Law, (c) to file or consent to a petition seeking liquidation, reorganization, dissolution, winding up or similar relief with respect to such Person, (d) to consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or conservator (or other similar official) of such Person or any part of its property, (e) to make any assignment for the benefit of such Person’s creditors, (f) to cause such Person to admit in writing its inability to pay its debts, or (g) to take any action in furtherance of any of the foregoing.

“Bankruptcy Code” means the United States Bankruptcy Code.

“Basel III” means, collectively, those certain agreements on capital and liquidity standards contained in “Basel III: A Global Regulatory Framework for More Resilient Banks and Banking Systems,” “Basel III: International Framework for Liquidity Risk Measurement, Standards and Monitoring,” and “Guidance for National Authorities Operating the Countercyclical Capital Buffer,” each as published by the Basel Committee on Banking Supervision in December 2010 (as revised from time to time), and “Basel III: The Liquidity Coverage Ratio and Liquidity Risk Monitoring Tools,” as published by the Basel Committee on Banking Supervision in January 2013 (as revised from time to time).

“Blackstone Entities” has the meaning specified in the Additional Terms Letter.

“Borrower” and “Borrowers” have the meaning specified in the preamble hereto.

“Borrower Financial Statements” means, at any time, the financial statements of Borrowers most recently delivered under Section 5.01.

“BTO III Fund Entity” has the meaning specified in the Additional Terms Letter.

“BTO Delta Upper Holdco” has the meaning specified in the Additional Terms Letter.

“BX Delta Intermediate Holdco” has the meaning specified in the Additional Terms Letter.

“Business Day” means any day on which commercial banks are open for business in New York City, United States, and, if such day relates to any interest rate setting for any Advance or any payments in respect of any Advance (other than, for the avoidance of doubt, for purposes of the definitions of “Cure Time” and “Extended Cure Time”), means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

“Calculation Agent” means Citibank, N.A., or any successor calculation agent hereunder (including, without limitation, any successor appointed under Section 8.09), acting in accordance with Section 9.19, subject to Section 2.12.

“Cash” means all cash in Dollars at any time and from time to time deposited or to be deposited in the Collateral Accounts.

“Cash Equivalents” means any readily marketable direct obligations of the Government of the United States or any agency or instrumentality thereof or obligations unconditionally guaranteed by the full faith and credit of the Government of the United States having a maturity of not greater than 12 months from the date of issuance thereof.

“Certificate of Designations” means the Certificate of Designations of 4.5% Series A Convertible Preferred Stock, par value $0.0001, of Issuer, as filed by Issuer with the Secretary of State of the State of Delaware on December 11, 2020 (as may be amended from time to time).

“Change in Law” means the occurrence, after the date of this Agreement, of (a) the adoption of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the interpretation or application thereof by any Governmental Authority or (c) compliance by any Lender (or, for purposes of Section 2.07(b), by any lending office of any Lender or by any Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that, notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and all rules, regulations or directives thereunder or issued in connection therewith relating to capital and liquidity requirements and (y) all rules, regulations or directives issued pursuant to Basel III, shall be deemed to have been introduced or adopted after the date of this Agreement, regardless of the date enacted, adopted or issued; provided further that if any Lender determines, as a result of the foregoing, a Change in Law has occurred, such Lender shall only request compensation from Borrowers under Section 2.07 herein to the extent such Lender makes or expects to make a similar request, to the extent applicable, under comparable credit agreements for margin lending transactions secured by common Equity Interests with other borrowers similarly situated to Borrowers.

“Change of Control” means, with respect to Borrowers or Issuer, any event or transaction, or series of related events or transactions, the result of which is that (i) in the case of a Borrower, Blackstone Entities cease to hold and control 100% of the voting equity of such Borrower, directly or indirectly or (ii) in the case of Issuer, a “person” or “group” becomes the “beneficial owner” of more than 50% of Issuer’s voting equity (all within the meaning of Section 13(d) of the Exchange Act and the rules promulgated thereunder) or a Fundamental Change occurs.

“Charges” has the meaning specified in Section 9.16.

“Closing Date” means December 16, 2020.

“Closing Sale Price” means, on any Scheduled Trading Day, the closing sale price (or if no closing sale price is reported, the average of the last bid and ask prices or, if more than one in either case, the average of the last bid and the last ask prices, in each case, at the scheduled closing time) per Common Share as reported by the Exchange.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collateral” means all Shares (and security entitlements in respect thereof), Cash, Cash Equivalents and other personal property over which Liens are purported to be granted under the Security and Control Agreements.

“Collateral Accounts” means each of the “Collateral Accounts” specified in the Security and Control Agreements and with respect to which a Security and Control Agreement is in effect.

“Collateral Call Notice” has the meaning specified in Section 2.06(c).

“Collateral Call Notice Deadline” has the meaning specified in the Additional Terms Letter.

“Collateral Requirement” means, at any time, that all steps required under applicable Law, if any, or reasonably requested by any Applicable Lender shall have been taken to ensure that each Security and Control Agreement in favor of such Applicable Lender creates a valid, first priority Lien (subject only to Permitted Liens) on all the Collateral that is perfected by (i) control (within the meaning of the UCC), to the extent such Collateral is capable of perfection by control under the UCC or (ii) filing, to the extent such Collateral is not capable of perfection by control under the UCC.

“Collateral Shares” means any Shares held in or credited to any Collateral Account.

“Collateral Shortfall” means, on any date, that the LTV Ratio is greater than the LTV Margin Call Level; provided that (i) solely for the purpose of determining whether a Collateral Shortfall has occurred on the first Scheduled Trading Day following the delivery of a Collateral Call Notice relating to a Collateral Shortfall that has not yet been cured, the LTV Ratio shall be determined as if an amount of Cash equal to the applicable Cure Amount were subtracted from “Net Obligations” and (ii) if a Mandatory Prepayment Event occurs and a Mandatory Prepayment Event Notice is delivered, a Collateral Shortfall shall not be deemed to occur thereafter unless such Mandatory Prepayment Event and its consequences are waived in accordance with the terms hereof.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make the Advances hereunder on the Closing Date, as set forth in Schedule I hereto, subject to reduction pursuant to Section 2.01(a).

“Common Share Collateral Value” means, at any time, the product of (a) the number of Common Shares that constitute Acceptable Collateral and (b) the Reference Price, in each case at such time.

“Common Shares” means the common stock, $0.0001 par value per share, of the Issuer.

“Common Stock Participating Dividend” means a “Common Stock Participating Dividend” as defined in the Certificate of Designations.

“Communication” has the meaning specified in Section 5.06.

“Competitor” has the meaning specified in the Additional Terms Letter.

“Compounding Period” means, for any One-Month LIBOR Advance, each period (a) commencing on, and including, the calendar day immediately following any Compounding Period End Date or, in the case of the initial such period for such Advance, the date on which such Advance is made and (b) ending on, and including, the next succeeding Compounding Period End Date.

“Compounding Period End Date” means, with respect to a One-Month LIBOR Advance, (a) the date in each calendar month corresponding numerically to the later of (x) the most recent Interest Payment Date that has occurred while such Advance was outstanding, if any, and (y) the date on which such Advance was made, and (b) the Scheduled Maturity Date.

“Concurrent” means, with respect to any release of Collateral from any Collateral Account pursuant to Section 2.06(d) and any deposit or crediting of Cash or Cash Equivalents into such Collateral Account and/or prepayment of the Advances owing to the Applicable Lender (including any Agented Lender with respect to such Applicable Lender) to whom such Collateral Account has been pledged, that either (i) such deposit, crediting or prepayment is made on a delivery versus payment basis (on terms reasonably acceptable to Administrative Agent) against such release or (ii) the Cash or Cash Equivalents with which such deposit, crediting or prepayment is made constitute Proceeds (as defined in the Security and Control Agreements) of such released Collateral with respect to which such Applicable Lender has a perfected, first-priority security interest (subject to Permitted Liens) under the relevant Security and Control Agreement.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Conversion Price” has the meaning specified in the Certificate of Designations.

“cure” or “cured” means, with respect to any Collateral Shortfall, that Borrowers shall have caused the LTV Ratio (determined based on the Reference Price as in effect on the date that such Collateral Shortfall occurred) to be less than or equal to the LTV Maintenance Level pursuant to Section 2.06(c).

“Cure Amount” means, (x) in respect of any Collateral Shortfall, the aggregate amount of Cash necessary to cure such Collateral Shortfall by depositing Cash to the Collateral Accounts and/or prepaying the Advances, in each case pursuant to the terms hereof and (y) in respect of any Mandatory Prepayment Event, the Total Accrued Loan Amount.

“Cure Time” has the meaning specified in the Additional Terms Letter.

“Custodian” means Citigroup Global Markets Inc., or any successor appointed by Borrowers with the consent of each Applicable Lender.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Delisting” means that the Exchange announces that pursuant to the rules of the Exchange, the Common Shares have ceased or will cease to be listed, traded or publicly quoted on the Exchange for any reason, and no other Designated Exchange has announced that it has accepted the Common Shares for listing, trading or quotation, which shall be effective contemporaneously with, or prior to, such cessation.

“Designated Exchange” means any of The New York Stock Exchange, The Nasdaq Global Market or The Nasdaq Global Select Market, or (in each case) any successor thereto.

“Disrupted Day” means any Scheduled Trading Day on which due to any failure of the Exchange to open for trading during its regular trading session or the occurrence or existence of a Market Disruption Event or otherwise, Calculation Agent is unable to determine the Closing Sale Price.

“Dollars” and “$” mean the lawful money of the United States.

“DTC” means The Depository Trust Company or its successor.

“DTC Collateral Shares” means Collateral Shares registered in the name of DTC or its nominee, maintained in the form of book entries on the books of DTC, and are allowed to be settled through DTC’s regular book-entry settlement services.

“Early Closure” means the closure on any Scheduled Trading Day of the Exchange prior to its scheduled closing time for such day.

“Eligible Letter of Credit” means, at any time, an irrevocable letter of credit issued to an Applicable Lender by a Person that is, at such time, an Acceptable Letter of Credit Issuer in a stated amount of not less than $5 million (provided that such Acceptable Letter of Credit Issuer has not provided to any Applicable Lender an aggregate stated amount of Eligible Letters of Credit hereunder that exceeds the product of (x) the aggregate Applicable Percentage of such Applicable Lender and any relevant Agented Lender and (y) $50 million) and (i) that has an initial expiration date at least 364 days after its issue date; (ii) that permits drawing thereunder if not renewed, extended or replaced within 30 days of its expiry date; (iii) the account party of which is a Person other than Borrowers; and (iv) that is in a form that is reasonably acceptable to the Applicable Lender.

“Eligible Trade Ticket” has the meaning specified in the Additional Terms Letter.

“Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Loan Party.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, whether economic or non-economic, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

“ERISA Affiliate” means, as applied to any Loan Party, (a) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Code of which that Loan Party is a member; (b) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Code of which that Loan Party is a member; and (c) any member of an affiliated service group within the meaning of Section 414(m) or (o) of the Code of which that Loan Party, any corporation described in clause (a) above or any trade or business described in clause (b) above is a member.

“Event of Default Notice” has the meaning specified in Section 7.01.

“Events of Default” has the meaning specified in Section 7.01.

“Exchange” means The Nasdaq Global Select Market or its successor or, if not listed for trading on such exchange, the Designated Exchange that is the primary trading market for the Common Shares.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Business Day” means any day on which the Exchange is open for trading during its regular trading session, notwithstanding the Exchange closing prior to its scheduled closing time.

“Exchange Disruption” means any event that materially disrupts or impairs the ability of market participants in general to effect transactions in, or obtain market values for, the Common Shares on the Exchange on any Scheduled Trading Day as determined by Calculation Agent, or the inability of Calculation Agent, on account of a trading suspension or otherwise, to determine the Reference Price by reference to transactions or bid or ask prices for the Common Shares on the Exchange on any Scheduled Trading Day.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Lender or Agent or required to be withheld or deducted from a payment to a Lender or Agent: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender or Agent being organized under the laws of, or having its principal office or, in the case of a Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in an Advance or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Advances or Commitment or (ii) such Lender changes its lending office (other than pursuant to a request by Borrowers under Section 2.07(e)), except in each case to the extent that, pursuant to Section 2.08, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s or Agent’s failure to comply with Section 2.08(e) and (d) any Taxes imposed under FATCA.

“Existing Restrictive Condition” means any Restrictive Condition set forth in the Securities Purchase Agreement and the Certificate of Designations, in each case as in effect on the Closing Date, as modified to the extent applicable by the Issuer Agreement.

“Existing Transfer Restrictions” means Transfer Restrictions on the Collateral Shares:

(i) on account of the fact that the Collateral Shares are “restricted securities” within the meaning of Rule 144, with a holding period for purposes of Rule 144(d) with respect to Borrowers that began on the issuance date of the Initial Pledged Shares and, with respect to each Lender, no later than the Closing Date; and

(ii) as set forth in the Securities Purchase Agreement and the Certificate of Designations, in each case as in effect on the Closing Date, as modified to the extent applicable by the Issuer Agreement (it being understood and agreed, for the avoidance of doubt, that in the hands of any Lender with respect to an exercise of remedies under the Margin Loan Documentation, no such Transfer Restriction is applicable, except for the Foreclosure Limitations (as defined in the Securities Purchase Agreement)).

“Extended MDE Day” means each Disrupted Day beginning on, and including, the third consecutive Disrupted Day.

“Extraordinary Distribution” means any dividend, issuance or distribution by Issuer of cash, securities or property to holders of the Shares other than an Ordinary Dividend or a Spin-off.

“Facility” means the credit facility contemplated by this Agreement.

“Facility Adjustment Event” has the meaning specified in the Additional Terms Letter.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into to implement such Sections of the Code, and any laws, rules and practices adopted by a non-U.S. jurisdiction to effect any such intergovernmental agreement.

“Federal Funds Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Foreign Lender” means a Lender that is not a U.S. Person.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Free Float” means, as of any date of determination, the number of Common Shares equal to (i) the total number of Common Shares then issued and outstanding minus (ii) the total number of Common Shares “beneficially owned” within the meaning of Rule 13d-3 under the Exchange Act or otherwise held, without duplication, and only to the extent reflected in the total number of Common Shares then issued and outstanding in clause (i), by (a) any officer or director of Issuer, (b) Blackstone Entities or (c) any “person” or “group” that “beneficially owns” (in each case within the meaning of Section 13(d) of the Exchange Act) more than 10% of the total Common Shares issued and outstanding (excluding (1) any “person” or “group” that is an institutional investment manager within the meaning of Section 13(f) of the Exchange Act or (2) any “person” or “group” that has disclosed its holdings of Common Shares on a Schedule 13G), as determined by Calculation Agent by reference to any publicly available information issued by Issuer, any publicly available filings with, or order, decree, notice or other release or publication of, any Governmental Authority and/or any other publicly available information Calculation Agent reasonably deems relevant. For purposes of clause (ii) above, any Long Position relating to Common Shares held by any “person” or “group” (within the meaning of Section 13(d) of the Exchange Act) shall be deemed to be “beneficial ownership” of the full number of Common Shares underlying such Long Position; provided that, for the avoidance of doubt, for purposes of clause (ii) above, Common Shares that are “beneficially owned” by more than one officer, director, “person” or “group” shall be included only once in determining the total number of Common Shares “beneficially owned” by all officers, directors, “persons” and “groups”.

“Fund Entities” has the meaning specified in the Additional Terms Letter.

“Fund Representation Letter” means the Fund Representation Letter, dated as of the Closing Date, by the Fund Representation Letter Parties in favor of the Lenders from time to time party hereto, substantially in the form set forth in Exhibit C hereto.

“Fund Representation Letter Party” has the meaning specified in the Additional Terms Letter.

“Fundamental Change” means any Fundamental Change under, and as defined in, the Certificate of Designations that does not otherwise constitute a Mandatory Prepayment Event.

“Funding Account” means any account that is provided to Administrative Agent by any Borrower from time to time.

“GAAP” means generally accepted accounting principles in the United States of America.

“Gap Restoration” has the meaning specified in the Additional Terms Letter.

“Gap Trigger” has the meaning specified in the Additional Terms Letter.

“Gap Trigger Down Level I” has the meaning specified in the Additional Terms Letter.

“Gap Trigger Down Level II” has the meaning specified in the Additional Terms Letter.

“General Partner” and “General Partners” have the meaning specified in the preamble hereto.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (v) as an applicant in respect of any letter of credit or letter of credit guaranty issued to support such Indebtedness, or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “guarantee” as a verb has a corresponding meaning.

“Indebtedness” means, as to any Person as of any date of determination, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP, (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments; (b) all direct or contingent payment obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments; (c) net payment or delivery obligations of such Person under any Swap Contract; (d) all payment obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than 90 days after the date on which such trade account payable was created); (e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse; (f) capital leases and Synthetic Lease Obligations; (g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; and (h) all guarantees of such Person in respect of any of the foregoing. For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person. The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Debt in respect thereof as of such date.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Borrower under any Margin Loan Documentation and (b) to the extent not otherwise described in (a), Other Taxes.

“Indemnitee” has the meaning specified in Section 9.04(b).

“Information” has the meaning specified in Section 9.11.

“Initial Pledged Shares” has the meaning specified in the Additional Terms Letter.

“Insolvency Event” means, with respect to any Person, (i) the voluntary or involuntary liquidation, bankruptcy, insolvency, dissolution or winding-up of, or any analogous proceeding affecting, such Person, (ii) such Person institutes or has instituted against it by a regulator, supervisor or any similar official with primary insolvency, rehabilitative or regulatory jurisdiction over it in the jurisdiction of its incorporation or organization or the jurisdiction of its head or home office, or consents to, a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights with respect to such Person, or any other petition is presented by any such Person or any creditor of such Person or any Governmental Authority for such Person’s liquidation, bankruptcy, insolvency, dissolution or winding-up, or (iii) the occurrence of any event of the type set forth in Section 7.01(f) (with references therein to any Loan Party being deemed replaced by references to such Person).

“Interest Payment Date” has the meaning specified in the Additional Terms Letter.

“Interest Period” means, for any Advance, each period (a) commencing on, and including, the calendar day immediately following any Interest Payment Date or, in the case of the initial such period for such Advance, the date on which such Advance is made and (b) ending on, and including, the next succeeding Interest Payment Date.

“Intermediate Holdcos” has the meaning specified in the Additional Terms Letter.

“IRS” means the United States Internal Revenue Service.

“Issuer” means FireEye, Inc., a Delaware corporation.

“Issuer Agreement” means each Issuer Agreement dated as of the date hereof (or any later date on which any Person becomes an Applicable Lender), executed by Issuer, each Borrower and a Lender, substantially in the form of Exhibit H.

“Issuer Share Repurchase” means a repurchase by Issuer or any Subsidiary thereof of Shares, whether the consideration is cash, securities or otherwise.

“Issuer Specified Event” has the meaning specified in the Additional Terms Letter.

“Issuer Trading Suspension” means the occurrence of five (5) consecutive Disrupted Days.

“Judgment Currency” has the meaning specified in Section 9.14.

“Law” means, with respect to any Person, collectively, all international, foreign, U.S. Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case that is applicable to such Person or such Person’s business or operation and whether or not having the force of law.

“Lender” has the meaning specified in the preamble hereto, subject to Section 2.12.

“Lender Appointment Period” has the meaning specified in Section 8.06.

“LIBOR Screen Rate” means the One-Month LIBOR Screen Rate (as specified in the definition of “One-Month LIBOR” or the Three-Month LIBOR Screen Rate (as specified in the definition of “Three-Month LIBOR”), as applicable.

“LIBOR Successor Rate” has the meaning specified in Section 2.03(c).

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of “Interest Period”, timing and frequency of determining rates and making payments of interest and other administrative matters as may be appropriate, in the reasonable discretion of Administrative Agent and consented to by each Borrower (such consent not to be unreasonably withheld or delayed), to reflect the adoption of such LIBOR Successor Rate and to permit the administration thereof by Administrative Agent in a manner substantially consistent with market practice (or, if Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as Administrative Agent determines and to which each Borrower consents (such consent not to be unreasonably withheld or delayed).

“Lien” means any mortgage, pledge, hypothecation, collateral assignment, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any instrument or arrangement having substantially the same economic effect as any of the foregoing).

“Long Position” means, with respect to Equity Interests of any type, any over-the-counter derivative instrument entered into with, or security or structured note issued by, a bank, dealer or other financial institution that, in each case, can reasonably be expected to hedge its equity price risk with respect to such Equity Interests, that is (i) a “call equivalent position” within the meaning of Rule 16a-1(b) of the Exchange Act, including any of the foregoing that would have been a “call equivalent position” but for the exclusion in Rule 16a-1(c)(6) of the

Exchange Act, or (ii) otherwise constitutes an economic long position in respect of such Equity Interests, in each case as determined by Calculation Agent by reference to any publicly available information issued by Issuer, any publicly available filings with, or order, decree, notice or other release or publication of, any Governmental Authority and/or any other publicly available information Calculation Agent reasonably deems relevant.

“Loan Party” means each Borrower and each General Partner.

“LTV Cash Collateral Release Level” has the meaning specified in the Additional Terms Letter.

“LTV Cash Collateral Release Step-Down Level” has the meaning specified in the Additional Terms Letter.

“LTV Initial Level” means has the meaning specified in the Additional Terms Letter.

“LTV Maintenance Level” has the meaning specified in the Additional Terms Letter.

“LTV Maintenance Step-Down Level” has the meaning specified in the Additional Terms Letter.

“LTV Margin Call Level” has the meaning specified in the Additional Terms Letter.

“LTV Margin Call Step-Down Level” has the meaning specified in the Additional Terms Letter.

“LTV Ratio” means, as of any date of determination, the quotient (expressed as a percentage) of (i) the Net Obligations as of such date divided by (ii) the sum of (a) the Aggregate Collateral Share Value on such date and (b) the product, for each type of Other Acceptable Collateral, of (1) 100% less the applicable Other Acceptable Collateral Haircut and (2) the aggregate fair market value of the Other Acceptable Collateral of such type, as determined by Calculation Agent, in each case on such date.

“Make Whole Amount” has the meaning specified in the Additional Terms Letter.

“Mandatory Prepayment Date” has the meaning specified in the Additional Terms Letter.

“Mandatory Prepayment Event” has the meaning specified in the Additional Terms Letter.

“Mandatory Prepayment Event Notice” has the meaning specified in Section 2.06(b).

“Mandatory Prepayment Event Notice Deadline” has the meaning specified in the Additional Terms Letter.

“Margin Loan Documentation” means, collectively, this Agreement, the Security and Control Agreements, the Fund Representation Letter, the Issuer Agreements, the Additional Terms Letter and each agreement or instrument delivered pursuant to the foregoing or the Collateral Requirement.

“Margin Regulations” means Regulation U or X, as applicable.

“Market Disruption Event” means an Early Closure, an Exchange Disruption or a Trading Disruption, in each case, which Calculation Agent determines is material.

“Material Adverse Effect” means a material adverse effect on (a) the business, assets, liabilities and financial condition of any Borrower, (b) the ability of any Borrower to perform any of its monetary obligations under the Margin Loan Documentation, (c) the Collateral, the Lenders’ Liens on the Collateral or the priority of such Liens, or (d) the rights of or benefits available to Lenders under the Margin Loan Documentation.

“Material Nonpublic Information” means information regarding Issuer and its Subsidiaries that is not generally available to the public that a reasonable investor would likely consider important in deciding whether to buy, sell or hold Shares.

“Material Status Change” means an amendment to the Certificate of Designations or the Securities Purchase Agreement, entry into a new agreement or modification to an existing agreement, or any other event or condition (other than entry into a Permitted Lock-Up), in each case, that imposes a new Transfer Restriction or Restrictive Condition or modifies an Existing Transfer Restriction or Existing Restrictive Condition on the Shares (or beneficial interests therein) if, in any such case, Calculation Agent determines that there is a material risk that such imposition or modification would (v) materially affect the convertibility of Preferred Shares into Common Shares, including the time period in which such conversion would be effected or requirements to effect such conversion, (w) materially reduce the amount of proceeds an Applicable Lender would realize upon a foreclosure on the Shares (or beneficial interests therein), (x) materially delay the ability of an Applicable Lender to realize such proceeds upon a foreclosure on the Shares (or beneficial interests therein) or (y) materially limit (1) the remedies that would be available to an Applicable Lender following an Event of Default, (2) the type of potential purchasers that are permitted to purchase Shares (or beneficial interests therein), or (3) the number of Shares (or beneficial interests therein) that any potential purchasers would be permitted to purchase (in each case, after giving effect to the terms of the Margin Loan Documentation, including, without limitation, Section 7 of the Security and Control Agreements).

“Maximum Loan Value of the Applicable Collateral” has the meaning specified in the Additional Terms Letter.

“Maximum Rate” has the meaning specified in Section 9.16.

“Merger Event” means any transaction or event, or series of related transaction(s) and/or event(s), that is, or results in, or would, if consummated, result in, (i) a reclassification or change of the Common Shares that results in a transfer of or an irrevocable commitment to transfer all of the Common Shares outstanding (excluding any Common Shares held by Issuer) to another Person, (ii) (A) a consolidation, amalgamation, merger or binding equity exchange of Issuer with or into, or a sale or other disposition of all or substantially all of Issuer’s consolidated assets to, another Person (other than a consolidation, amalgamation, merger or binding equity exchange in which Issuer is the continuing Person and the Common Shares are not exchanged for, or converted into, any other securities or property), or (B) any acquisition or similar transaction (including pursuant to a consolidation, amalgamation, merger or binding equity exchange) by Issuer or any of its Subsidiaries, excluding (a) any transaction between Issuer and any of its wholly-owned Subsidiaries or among any such wholly-owned Subsidiaries and (b) any transaction for which (x) Issuer or the relevant Subsidiary is the continuing Person and the Common Shares are not exchanged for, or converted into, any other securities or property, and (y) the enterprise value of the Person or Persons being acquired (or, in the case of an acquisition of assets, the fair market value thereof) is less than 50% of the enterprise value of Issuer, in each case, as of the date on which the transaction is announced, as determined by Calculation Agent or (iii) a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any Person in which such Person purchases or obtains, or, if such transaction or event were consummated, would purchase or obtain, 100% of the outstanding Common Shares of Issuer (other than such Shares owned or controlled by such other Person), in each case, as reasonably determined by Calculation Agent; provided that neither (1) any transaction or event, or series of related transaction(s) and/or event(s), that is, or results in, or would, if consummated, result in a Distribution Transaction nor (2) any merger of Issuer solely for the purpose, and with the sole effect, of changing Issuer’s jurisdiction of incorporation, that results in a reclassification, conversion or exchange of outstanding Common Shares solely into common Equity Interests of the surviving entity shall be a Merger Event.

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Net Obligations” means, as of any date of determination, the Total Accrued Loan Amount on such date less the sum of (i) the face amount of all Cash credited to the Collateral Accounts on such date, (ii) 99% of the aggregate fair market value of Cash Equivalents constituting Acceptable Collateral on such date, as determined by Calculation Agent, (iii) 99% of the aggregate amount available to be drawn under any Eligible Letters of Credit that have been provided to the Applicable Lenders and (iv) the net proceeds of any Permitted Sale Transaction to be deposited in the Collateral Accounts evidenced by an Eligible Trade Ticket until the scheduled settlement date thereof (or, if earlier, the actual settlement date).

“Obligations” means all Advances to, and all debts, liabilities, obligations, covenants, indemnifications, and duties of, Borrowers arising under any Margin Loan Documentation or otherwise with respect to the Advances, in each case whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against a Borrower of any proceeding under any Debtor Relief Laws naming such Borrower as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“One-Month LIBOR” means, with respect to any One-Month LIBOR Advance on any day, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over administration of such rate) appearing on Bloomberg Page “US0001M Index <GO>” (or on any successor or substitute page designated by Administrative Agent from time to time) (the “One-Month LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the date two Business Days prior to the first day of the relevant Compounding Period, as the rate for Dollars for such Compounding Period. For purposes of the preceding sentence, One-Month LIBOR for any Compounding Period of a length for which rates do not appear on such Bloomberg Page shall be determined by the Administrative Agent through the use of straight line interpolation between such rate for the period of time closest to, and shorter than, the length of such Compounding Period and such rate for the period of time closest to, and longer than, the length of such Compounding Period, or if there is no such shorter period, the rate for the shortest period for which a rate appears on such Bloomberg Page.

“One-Month LIBOR Advance” means an Advance where the applicable Borrower elects to use One-Month LIBOR as a reference interest rate.

“Ordinary Dividend” means (a) with respect to Preferred Shares, any Preferred Regular Dividend and any Participating Dividend consisting of a Common Stock Participating Dividend described in clause (b) of this definition, and (b) with respect to the Common Shares, any regular, cash dividends on the Common Shares, in each case, as determined by the board of directors of Issuer.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization, and the limited liability company agreement or operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.

“Other Acceptable Collateral” means any Collateral that does not constitute Acceptable Collateral pursuant to clause (a) or (b) of the definition thereof, and is satisfactory to Administrative Agent in its sole discretion (subject to Section 8.08).

“Other Acceptable Collateral Haircut” means a commercially reasonable discount to the value of any Other Acceptable Collateral, determined by Calculation Agent (subject to Section 8.08), taking into account any applicable Transfer Restrictions, liquidity, volatility and other factors that Calculation Agent deems appropriate, expressed as a percentage.

“Other Connection Taxes” means, with respect to any Lender or Agent, Taxes imposed as a result of a present or former connection between such Lender or Agent and the jurisdiction imposing such Tax (other than connections arising from such Lender or Agent having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Margin Loan Documentation, or sold or assigned an interest in any Advance or Margin Loan Documentation).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Margin Loan Documentation, except any such Taxes that are Other Connection Taxes imposed with respect to a designation of a different lending office (other than a designation made under Section 2.07(e)).

“Participant” has the meaning specified in Section 9.07(c).

“Participant Register” has the meaning specified in Section 9.07(c).

“Participating Dividend” means a “Participating Dividend” as defined in the Certificate of Designations.

“Pension Plan” means any employee benefit plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA which is or was sponsored, maintained or contributed to by, or required to be contributed to by, any Loan Party or any of its ERISA Affiliates.

“Permitted Assignee” has the meaning specified in the Additional Terms Letter.

“Permitted Liens” means (a) Liens imposed by Law for taxes that are not yet due, (b) Liens granted to the Applicable Lenders or Custodian pursuant to the Security and Control Agreements, (c) Liens routinely imposed on all securities by Custodian, to the extent permitted under the Security and Control Agreements and (d) with respect to any deposit account of a Borrower that does not constitute, or contain, Collateral or any deposit account of a General Partner, any customary Lien in favor of the depositary bank.

“Permitted Lock-Up” means any lock-up agreement with respect solely to transfers by any Blackstone Entity entered into in connection with an underwritten offering of Shares, so long as, in each case, such lock-up agreement does not apply to the pledge of Collateral Shares under the Security and Control Agreements or any exercise of remedies (including setting forth any limitation thereon) by any Applicable Lender or its Affiliates.

“Permitted Restrictive Condition” means (a) any Existing Restrictive Condition, (b) and Restrictive Condition arising under a Permitted Lock-Up and (c) any other Restrictive Condition; provided that, in the case of a Restrictive Condition under clause (c) imposed or modified by a Material Status Change, Borrower has notified Administrative Agent thereof (and, if any such Material Status Change constitutes Material Nonpublic Information, made public disclosure thereof) at least ten (10) Business Days prior to such Material Status Change becoming effective.

“Permitted Sale Transaction” has the meaning specified in Section 2.06(d)(i)(A).

“Permitted Transfer Restrictions” means (a) the Existing Transfer Restrictions, (b) Transfer Restrictions arising under a Permitted Lock-Up and (c) any other Transfer Restrictions under the Certificate of Designations, provided that, in the case of a Transfer Restriction under clause (c) above imposed or modified by a Material Status Change, Borrowers have notified Administrative Agent thereof (and, if any such Material Status Change constitutes Material Nonpublic Information, made public disclosure thereof) at least ten (10) Business Days prior to such Material Status Change becoming effective.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“PIK Amount” has the meaning specified in Section 2.03(a)

“Plan Asset Regulation” means Department of Labor Regulation 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA.

“Potential Facility Adjustment Event” means the announcement by any Person of any transaction or event that, if consummated, completed or effected, would constitute a Facility Adjustment Event, or of any material change therein or the termination thereof, all as determined by Calculation Agent.

“Preferred Regular Dividend” means a “Regular Dividend” as defined in the Certificate of Designations.

“Preferred Share Collateral Value” means, at any time, the product of (a) the number of Preferred Shares that constitute Acceptable Collateral, (b) the quotient of the Liquidation Preference (as defined in the Certificate of Designations) per Preferred Share (including, for the avoidance of doubt, any previously accrued and unpaid dividends which have been added to the Liquidation Preference pursuant to Section 5(b)(i) of the Certificate of Designations) to, but excluding, the date of determination, divided by the Conversion Price in effect at such time and (c) the Reference Price.

“Preferred Shares” means the “Convertible Preferred Stock” as defined in the Certificate of Designations.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by Administrative Agent as the prime rate; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective; provided that if Administrative Agent does not publicly announce any such prime rate, the “Prime Rate” shall be an analogous rate reasonably determined by Administrative Agent. Administrative Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.

“Pro Rata Basis” means (i) for purposes of determining the allocation of Collateral of any type among, or the allocation of Eligible Letters of Credit provided to, the Applicable Lenders and the respective Collateral Accounts controlled by them, in proportion to each Applicable Lender’s Applicable Percentage (in each case, taken together with the Applicable Percentages of all Agented Lenders with respect to such Applicable Lender), (ii) for purposes of determining the allocation of interest payments among Lenders, in proportion to the interest that has accrued and remains unpaid on each Lender’s Advances and (iii) for all other purposes, in proportion to each Lender’s Applicable Percentage, subject, in each case, to rounding to the nearest Share, USD 0.01 or item or unit of other securities or property, as applicable.

“Reference Price” means, at any time on any date of determination, the Closing Sale Price (a) on that date of determination, in the event that such determination is made after 4:00 p.m. on any Scheduled Trading Day that is not a Disrupted Day and (b) otherwise, on the immediately preceding Scheduled Trading Day that is not a Disrupted Day. Notwithstanding the foregoing, the “Reference Price” on any Extended MDE Day shall be (i) the Reference Price on the immediately preceding Scheduled Trading Day that is not a Disrupted Day multiplied by (ii) (a) 100% less (b) an amount determined in good faith by Calculation Agent not to exceed the product of 7.5% and the number of Extended MDE Days that have occurred consecutively up to, and including, such Extended MDE Day.

“Reference Price Trigger Event” means, on any Exchange Business Day, that the Reference Price for such Exchange Business Day is less than the Reference Price Trigger Threshold. For the avoidance of doubt, if on any Extended MDE Day, the Reference Price has been reduced below the Reference Price Trigger Threshold, a Reference Price Trigger Event shall be deemed to have occurred.

“Reference Price Trigger Threshold” has the meaning specified in the Additional Terms Letter.

“Register” has the meaning specified in Section 2.10(b).

“Registration Rights Agreement” means the Registration Rights Agreement by and among Issuer and BX Delta Upper Holdco and applicable to the Borrowers as holders, dated as of December 11, 2020.

“Regular Dividend Payment Date” means a “Regular Dividend Payment Date” as defined in the Certificate of Designations.

“Regulation U” means Regulation U issued by the FRB.

“Regulation X” means Regulation X issued by the FRB.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees and advisors of such Person and of such Person’s Affiliates.

“Release Date” means, with respect to any requested release of Collateral pursuant to Section 2.06(d), the date of such requested release.

“Required Lenders” means, at any time, Lenders with Applicable Percentages that in the aggregate exceed 50%, subject to Section 2.12.

“Required Sale Proceeds Amount” has the meaning specified in Section 2.06(d)(i)(B).

“Responsible Officer” means, with respect to any Person, any of the chief executive officer, chairman, president, chief financial officer, chief strategy officer or any vice president, secretary, assistant secretary or director of such Person or, in the case of a limited partnership, such Person’s general partner, as applicable.

“Restrictive Condition” means (i) any equityholders’ agreement, voting agreement, investor rights agreement, lock-up agreement or any similar agreement relating to Shares, and (ii) any restriction, condition or requirement (whether or not under any law, rule, regulation, regulatory order or Organization Documents or contracts) relating to Shares a holder thereof (whether beneficial, constructive or otherwise) or any pledgee thereof would be subject to, including without limitation, any registration requirement, ownership limitation, reporting or informational requirement or mandatory redemption or transfer.

“Rule 144” means Rule 144 under the Securities Act.

“S&P” means Standard & Poor’s Financial Services LLC, and any successor thereto.

“Sanctioned Country” means, at any time, a country or territory which is the subject or target of comprehensive Sanctions.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union or any European Union member state, (b) any Person located, organized or resident in a Sanctioned Country or (c) any Person 50 percent or more owned or controlled by one or more Persons identified in clause (a).

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, the United Nations Security Council, Her Majesty’s Treasury of the United Kingdom, or the European Union or any European Union member state.

“Scheduled Maturity Date” has the meaning specified in the Additional Terms Letter.

“Scheduled Trading Day” means any day on which the Exchange is scheduled to be open for trading for its regular trading session or, in the event that the Common Shares are not listed, traded or quoted on any Designated Exchange, any Business Day.

“Scheduled Unavailability Date” has the meaning specified in Section 2.03(c).

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Securities Purchase Agreement” means the Securities Purchase Agreement, dated as of November 18, 2020, by and between Issuer and BX Delta Intermediate Holdco and joined to by Borrowers as “Purchasers” for purposes thereof.

“Security and Control Agreements” means those certain Security and Control Agreements, in each case, dated as of the Closing Date (or any later date on which any Person becomes an Applicable Lender), among Borrowers, an Applicable Lender and Custodian, substantially in the form of Exhibit B.

“Separateness Provisions” has the meaning specified in each Loan Party’s Organization Documents.

“Set-off Party” has the meaning specified in Section 9.13.

“Share Hedging Transactions” has the meaning specified in Section 9.04(d).

“Shares” means Preferred Shares and Common Shares.

“Spin-off” means any distribution, issuance or dividend to holders of the Common Shares of any capital stock or other securities of another issuer owned (directly or indirectly) by Issuer or any Subsidiary thereof.

“Split-off” means any exchange offer by Issuer or any Subsidiary thereof for its own Shares in which the consideration to be delivered to exchanging holders of the Shares is capital stock or other securities of another issuer owned (directly or indirectly) by Issuer.

“Spread” has the meaning specified in the Additional Terms Letter.

“Structuring Fee” has the meaning specified in Section 2.04.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company or other entity of which the majority of the Equity Interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (irrespective of whether or not at the time securities or other ownership interests of any other class or classes of such corporation, partnership, limited liability company or other entity shall have or might have voting power by reason of the happening of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person; provided that with respect to the Borrowers, General Partners, Fund Entities and Intermediate Holdcos, portfolio companies and other entities through or with respect to which investments are held by the Fund Entities or other Affiliates thereof (other than the Borrowers, General Partners and Intermediate Holdcos) shall not be deemed Subsidiaries.

“Swap Contract” means (a) any and all rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, securities lending transaction, weather index transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender or any Affiliate of any Lender).

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Tac Opps Fund Entities” has the meaning specified in the Additional Terms Letter.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Tender Offer” means a takeover offer, tender offer, exchange offer, solicitation, proposal or other event by any Person that results, or, if consummated, would result, in such Person purchasing, or otherwise obtaining or having the right to obtain, by conversion or other means (determined, for the avoidance of doubt, without regard to the beneficial ownership of such Person prior to initiation of such takeover offer, tender offer, exchange offer, solicitation, proposal or other event), greater than 30% of the Free Float (as measured prior to giving effect to such event), as determined by Calculation Agent, based upon the making of filings with governmental or self-regulatory agencies or such other publicly available information as Calculation Agent deems relevant.

“Three-Month LIBOR” means, with respect to any day during any Interest Period, the London interbank offered rate administered by ICE Benchmark Administration (or any other Person that takes over administration of such rate) appearing on Bloomberg Page “US0003M Index <GO>” (or on any successor or substitute page designated by Administrative Agent from time to time) (the “Three-Month LIBOR Screen Rate”) at approximately 11:00 a.m., London time, on the date two (2) Business Days prior to the first day of such Interest Period, as the rate for Dollars for such Interest Period; provided that, if Three-Month LIBOR would otherwise at any time be less than zero, Three-Month LIBOR will be deemed to be zero. For purposes of the preceding sentence, Three-Month LIBOR for any Interest Period of a length for which rates do not appear on such Bloomberg Page shall be determined by Administrative Agent through the use of straight line interpolation between such rate for the period of time closest to, and shorter than, the length of such Interest Period and such rate for the period of time closest to, and longer than, the length of such Interest Period, or if there is no such shorter period, the rate for the shortest period for which a rate appears on such Bloomberg Page.

“Three-Month LIBOR Advance” means an Advance where the applicable Borrower elects to use Three-Month LIBOR as a reference interest rate.

“Threshold Amount” means $5 million.

“Total Accrued Loan Amount” means, at any time, the aggregate outstanding principal amount of all Advances (including, for the avoidance of doubt, the PIK Amount), together with accrued and unpaid interest thereon, accrued and unpaid fees, including the Make Whole Amount, if any, and all reimbursable expenses and other Obligations together with accrued and unpaid interest thereon to such time.

“Trading Disruption” means any suspension of or limitation imposed on trading by the Exchange on any Scheduled Trading Day (whether by reason of movements in price exceeding limits permitted by the Exchange or otherwise) relating to the Common Shares.

“Transactions” means the execution, delivery and performance by the Loan Parties (and, in the case of the Fund Representation Letter, by the Fund Representation Letter Parties) of the Margin Loan Documentation, the grant of the security interest contemplated hereby or thereby and all transactions contemplated under the Margin Loan Documentation, including the borrowing of the Advances and use of proceeds thereof.

“Transfer Restrictions” means, with respect to any item of Collateral, any condition to or restriction on the ability of the owner or any pledgee thereof to pledge, sell, assign or otherwise transfer such item of Collateral (including any beneficial interest therein) or enforce the provisions thereof or of any document related thereto whether set forth in such item of Collateral itself or in any document related thereto, including, without limitation, (i) any requirement that any sale, assignment or other transfer or enforcement for such item of Collateral be consented to or approved by any Person, including, without limitation, the issuer thereof or any other obligor thereon, (ii) any limitation on the type or status, financial or otherwise, of any purchaser, pledgee, assignee or transferee of such item of Collateral, (iii) any requirement for the delivery of any certificate, consent, agreement, opinion of counsel, notice or any other document of any Person to the issuer of, any other obligor on or any registrar or transfer agent for, such item of Collateral, prior to the sale, pledge, assignment or other transfer or enforcement of such item of Collateral, and (iv) any registration or qualification requirement or prospectus delivery requirement for such item of Collateral pursuant to any federal, state, local or foreign securities law (including, without limitation, any such requirement arising under Section 5 of the Securities Act as a result of such item of Collateral being a “restricted security” or any Borrower being an “affiliate” of the issuer of such item of Collateral, as such terms are defined in Rule 144).

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.08(e)(ii)(B)(3).

“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York or any other state the laws of which are required to be applied in connection with the issue of perfection of security interests.

“United States” and “U.S.” mean the United States of America.

“Withholding Agent” means each Borrower and Administrative Agent.

Section 1.02. Times of Day. Unless otherwise specified, all references herein to times of day shall be references to New York City time (daylight or standard, as applicable).

Section 1.03. Terms Generally.

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) except to the extent Agents’ or Lenders’ consent is required as provided herein, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. In the computation of periods of time from a specified date to a later specified date, unless expressly specified otherwise, the word “from” means “from and including” the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(b) Article and Section headings herein and in the other Margin Loan Documentation are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Margin Loan Documentation.

(c) Determinations, consents, approvals or any other actions or non-actions taken by or determined by any Agent or Lender shall be made in good faith and, unless otherwise stated herein, its sole discretion.

Section 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if Borrowers notify Administrative Agent, who shall give to each Lender prompt notice thereof, that Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if Administrative Agent, upon the request of any Lender, notifies Borrowers that such Lender requests an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

ARTICLE 2

AMOUNTS AND TERMS OF THE ADVANCES

Section 2.01. The Advances.

(a) Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans in Dollars to each Borrower on the Closing Date in the aggregate amount of such Lender’s Commitment as set forth on Schedule I hereto and the portion thereof as requested by each Borrower by making immediately available funds available to Administrative Agent (or an account designated by Administrative Agent) (any such loan, an “Advance”). After Administrative Agent’s receipt of such funds on the Closing Date and upon fulfillment of the conditions set forth in Section 4.01, Administrative Agent shall make such funds as it has received available to Borrowers by depositing such funds into the applicable Funding Accounts; provided that Administrative Agent shall net any Advance due to Borrowers, on a pro rata basis based on each Borrower’s Allocated Advance Amount, against any amount payable by Borrowers hereunder in accordance with each Lender’s respective Applicable Percentage. Following the Closing Date, any unused portion of the Commitments shall be permanently terminated.

(b) Any Advance or any portion thereof, once prepaid or repaid, may not be reborrowed.

(c) At least one Business Day prior to the Closing Date, Borrowers shall notify Administrative Agent of their request for Advances on such date.

Section 2.02. Repayment of Advances. Borrowers hereby unconditionally promise to pay to Administrative Agent (or to an account designated by Administrative Agent) the Total Accrued Loan Amount on the Scheduled Maturity Date or any earlier date on which the Total Accrued Loan Amount becomes due and payable pursuant to the terms hereof (it being understood that each Borrower intends to pay its allocable share of the Total Accrued Loan Amount based on its Allocated Advance Amount as and when due and payable). Administrative Agent shall promptly notify each Lender of the amount of such Lender’s Applicable Percentage of such repayment and any such repayment made by a Borrower shall, unless otherwise notified by such Borrower to the Administrative Agent in writing, first be applied to reduce its Allocated Advance Amount (if any) and thereafter, applied to reduce the other Borrower’s Allocated Advance Amount. After Administrative Agent’s receipt of the entire amount of the repayment, Administrative Agent shall transfer the repayment to each Lender, in accordance with such Lender’s Applicable Percentage with respect to the Facility.

Section 2.03. Interest.

(a) Ordinary Interest. As set forth in the Additional Terms Letter.

(b) Default Interest. Notwithstanding the foregoing, if any amount is not paid when due hereunder, whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a rate per annum equal at all times to two percent (2%) above the Applicable Rate from the date such amount was due to but excluding the date that such amount shall be paid in full, payable on demand (and in any event in arrears on the date such amount shall be paid in full).

(c) LIBOR. Notwithstanding anything to the contrary in this Agreement or any other Margin Loan Documentation, if Administrative Agent determines (which determination shall be conclusive absent manifest error), or Borrowers or the Required Lenders notify Administrative Agent (with, in the case of the Required Lenders, a copy to each Borrower) that Borrowers or the Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining One-Month LIBOR or Three-Month LIBOR, as applicable, for any Interest Period, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary, or

(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over Administrative Agent has made a public statement identifying a specific date after which One-Month LIBOR or Three-Month LIBOR, as applicable, or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans (such specific date, the “Scheduled Unavailability Date”), or

(iii) margin loans currently being executed, or that include language similar to that contained in this Section 2.03(c), are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace One-Month LIBOR or Three-Month LIBOR, as applicable, then, reasonably promptly after such determination by Administrative Agent or receipt by Administrative Agent of such notice, as applicable, Administrative Agent and Borrowers may amend this Agreement to replace One-Month LIBOR or Three-Month LIBOR, as applicable, with an alternate benchmark rate (including any mathematical or other adjustments to the benchmark (if any) incorporated therein), giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks (any such proposed rate, a “LIBOR Successor Rate”), together with any proposed LIBOR Successor Rate Conforming Changes and any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after Administrative Agent shall have notified all Lenders and Borrowers of such proposed amendment unless, prior to such time, Lenders comprising the Required Lenders have delivered to Administrative Agent written notice that such Required Lenders do not accept such amendment.

If no LIBOR Successor Rate has been determined and the circumstances under clause (i) above exist or the Scheduled Unavailability Date has occurred (as applicable), Administrative Agent will promptly so notify Borrowers and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Advances that bear interest based on LIBOR shall be suspended (to the extent of the affected Interest Period), and (y) such Advances shall begin to bear interest at the Applicable Rate, determined pursuant to the proviso set forth in the definition thereof as if LIBOR could not be determined at such time.

Notwithstanding anything else herein, any definition of “LIBOR Successor Rate” shall provide that in no event shall such LIBOR Successor Rate be less than zero for purposes of this Agreement.

Section 2.04. Fees.

As set forth in the Additional Terms Letter.

Section 2.05. Interest Rate Determinations. Administrative Agent shall give notice to Borrowers and each Lender of the applicable interest rates for the purposes of Section 2.03 and any calculation related thereto.

Section 2.06. Prepayments of Advances; Collateral Shortfall; Withdrawal of Collateral.

(a) Any Borrower may prepay the outstanding principal amounts of the Advances (including with Cash held as Collateral), in whole or in part, together with accrued and unpaid interest thereon and any amount due under Section 2.07(f) (and, in the case of a prepayment of all Advances, all other Obligations that are then due and payable or will become due and payable on account of such prepayment), at any time and from time to time upon notice thereof given to Administrative Agent (which notice shall be irrevocable), who shall give to each Lender prompt notice thereof, by such Borrower not later than 12:00 p.m. on the date two (2) Business Days prior to the date of any such prepayment; provided, however, that (i) each prepayment shall be made on a Pro Rata Basis and (ii) each partial prepayment of the Advances shall be in an aggregate principal amount of $2,000,000 or a whole multiple of $500,000 in excess thereof. Notwithstanding anything in this Section 2.06(a) to the contrary, the notice requirements and prepayment minimum amount requirements shall be waived with respect to any prepayment made pursuant to Section 2.06(c) or 2.06(d)(i)(B).

(b) Following the occurrence of any Mandatory Prepayment Event, Administrative Agent may, or upon request of any Lender shall, provide written notice to Borrowers that it is requiring a prepayment pursuant to this Section 2.06(b) in connection therewith (a “Mandatory Prepayment Event Notice”). In such event, one or more Borrowers shall, no later than the Cure Time with respect to such Mandatory Prepayment Event, (i) pay to Administrative Agent in accordance with Section 2.11 and/or (ii) deliver one or more Eligible Trade Tickets evidencing, in combination with any prepayments made in accordance with clause (i), that such Borrower(s) will make and/or be entitled to receive net cash proceeds in an amount sufficient to make, as applicable, prepayments in an amount equal to the Total Accrued Loan Amount.

(c) If a Collateral Shortfall occurs on any date on or after the Closing Date, Administrative Agent will deliver a notice in the form set forth in Exhibit D hereto to Borrowers and all other Lenders of the occurrence of such Collateral Shortfall (such notice, a “Collateral Call Notice”) not later than the Collateral Call Notice Deadline on such date or, if Administrative Agent is not reasonably able to deliver such notice by such time due to operational difficulties or otherwise, as soon as reasonably practicable thereafter. Upon Borrowers’ receipt of any Collateral Call Notice in accordance with Section 9.02, Borrowers shall, prior to the Cure Time, in an aggregate amount sufficient to cause the LTV Ratio (determined based on the Reference Price as in effect on the date that the Collateral Shortfall occurred) to be less than or equal to the LTV Maintenance Level:

(i) post Cash, Cash Equivalents or Other Acceptable Collateral to the Collateral Accounts and/or provide Eligible Letters of Credit to the Applicable Lenders, in each case, on a Pro Rata Basis;

(ii) prepay all or any portion of the outstanding principal amount of the Advances on a Pro Rata Basis, and pay any related amounts, pursuant to Section 2.06(a); and/or

(iii) effect a Permitted Sale Transaction in accordance with Section 2.06(d)(i);

provided that if such cure includes effecting a Permitted Sale Transaction, then the relevant Collateral Shortfall shall be deemed to be cured upon delivery by Borrowers prior to the applicable Cure Time of one or more Eligible Trade Tickets evidencing net proceeds, in combination with any other actions set forth in clause (i) or (ii) above, an aggregate amount sufficient to cure the Collateral Shortfall in full; provided, further, that Borrowers and their Affiliates shall, immediately upon settlement of such Permitted Sale Transaction, cause the cash proceeds received in connection therewith to be deposited into the Collateral Account to the extent such cash proceeds are not automatically deposited therein.

Borrowers and each Applicable Lender shall use commercially reasonable efforts to ensure that Custodian provides online informational access (or, if such online access is not available, to timely deliver account statements and advices of transactions) for all Collateral Accounts to Administrative Agent.

Not later than 2:00 p.m. on the Scheduled Trading Day following the first Scheduled Trading Day on which Borrowers have received (in accordance with Section 9.02) the relevant Collateral Call Notice by the Collateral Call Notice Deadline, Borrowers shall deliver a notice to Administrative Agent (which notice may be given by email) (x) acknowledging Borrowers’ receipt of such Collateral Call Notice, (y) confirming that Borrowers will cure the relevant Collateral Shortfall prior to the Cure Time and (z) stating the manner in which Borrowers expect to cure such Collateral Shortfall.

(d) Borrowers shall only be permitted to request the release of Collateral if (x) Borrowers deliver written notice of such release to Administrative Agent (who shall give to each Applicable Lender prompt notice thereof) on or before 12:00 p.m. on the second Business Day prior to the requested date of the release, and (y) Administrative Agent is reasonably satisfied that the additional conditions set forth in one of clauses (i) through (iii) below are met and that the condition set forth in clause (iv) below is met (in which case Administrative Agent shall promptly so notify each Applicable Lender):

(i) Borrowers may request the release of any Collateral Shares from the Collateral Accounts as long as:

(A) the Collateral Shares are being released on a Pro Rata Basis for the purpose of settling sales of such Collateral Shares for Cash, where the scheduled settlement date for each such sale (excluding registered offerings that settle on a settlement cycle that is customary for registered offerings) is no later than one then-standard settlement cycle on the Exchange following execution of such sale (unless each Lender consents, in its sole discretion, to a later settlement date) (any such sale, a “Permitted Sale Transaction”);

(B) a portion of the cash proceeds of each such sale will be paid, on a delivery versus payment basis against the delivery of the relevant Collateral Shares or pursuant to escrow arrangements reasonably acceptable to each Applicable Lender, to Administrative Agent in accordance with Section 2.11 to prepay Borrowers’ Obligations on a Pro Rata Basis in an amount sufficient to cause the LTV Ratio, immediately following such release, to be less than the LTV Maintenance Level (such amount, the “Required Sale Proceeds Amount”); and

(C) no Mandatory Prepayment Event shall have occurred (unless such Mandatory Prepayment Event has been cured or waived) and no Default, Event of Default or Adjustment Determination Period shall have occurred and be continuing or would result from such release.

To facilitate a sale of Collateral Shares pursuant to this clause (i), each Applicable Lender shall release its Lien over the Collateral Shares being sold immediately upon its receipt of the related Required Sale Proceeds Amount (if any), and shall, if required, enter into any escrow or other arrangement reasonably satisfactory to such Applicable Lender with the broker or dealer through whom such Collateral Shares are being sold. Each Applicable Lender shall cooperate with Borrowers in effecting any rebalancing pursuant to Section 2.14.

(ii) Borrowers may request a release of Cash or Cash Equivalents that constitute Collateral, on a Pro Rata Basis, as long as:

(A) (i) with respect to a Collateral release of Cash constituting dividends on the Collateral Shares, the amount of Cash to be released does not exceed the Available Dividend Amount as of the date of release and the LTV Ratio before, and immediately after giving effect to such release does not exceed the LTV Maintenance Level and (ii) with respect to any other Collateral release of Cash or Cash Equivalents, the LTV Ratio before, and immediately after giving effect to such release does not exceed the LTV Cash Collateral Release Level; and

(B) no Mandatory Prepayment Event shall have occurred (unless such Mandatory Prepayment Event has been cured or waived) and no Default, Event of Default or Adjustment Determination Period shall have occurred and be continuing or would result from such release.

(iii) Borrowers may request a transfer of Collateral consisting of Cash on a Pro Rata Basis from the Collateral Accounts to Administrative Agent in accordance with Section 2.11 to make any payment required under Section 2.03.

(iv) Notwithstanding anything to the contrary in this Section 2.06(d), at any time when the Collateral includes Common Shares, no Collateral shall be released from any Collateral Account if such release, after giving effect to any Concurrent deposit or crediting of Cash or Cash Equivalents into such Collateral Account and/or prepayment of the Advances owing to the Applicable Lender (including any Agented Lender with respect to such Applicable Lender) to whom such Collateral Account has been pledged, would either (I) cause the aggregate outstanding principal amount of all Advances owing to such Applicable Lender and any Agented Lender with respect to such Applicable Lender, together with accrued and unpaid interest thereon (such outstanding principal amount and accrued and unpaid interest, the “Applicable Credit”), to exceed the Maximum Loan Value of the Applicable Collateral or (II) increase the amount by which the Applicable Credit exceeds the Maximum Loan Value of the Applicable Collateral.

(e) Posting Additional Collateral. On at least two (2) Business Days’ notice to Administrative Agent, Borrowers may post Cash or Cash Equivalents constituting Acceptable Collateral to the Collateral Accounts, or provide Eligible Letters of Credit to the Applicable Lenders, at any time; provided that each type of Collateral shall be posted to the Collateral Accounts, and any Eligible Letters of Credit shall be provided to the Applicable Lenders, on a Pro Rata Basis; provided further that such Collateral to be posted under this Section 2.06(f) at any one time shall be in a minimum amount of $2,000,000, and such posted Collateral and Eligible Letters of Credit shall not be taken into account for purposes of determining the LTV Ratio on the Business Day on which such Collateral is posted or such Eligible Letters of Credit are provided unless (i) at least two (2) Business Days’ notice to Administrative Agent have elapsed and (ii) such Collateral is deposited into the Collateral Accounts, with a SWIFT code evidencing such posting to be furnished to Administrative Agent, and such Eligible Letters of Credit are provided to the Applicable Lenders, in each case prior to 2:00 p.m. New York City time on such Business Day. If any Eligible Letter of Credit that is provided to an Applicable Lender expires and is not immediately renewed, extended or replaced with another Eligible Letter of Credit with an equivalent face amount, the Applicable Lender to which such Eligible Letter of Credit is provided is and shall be authorized to draw the full stated amount of such Eligible Letter of Credit and deposit the proceeds thereof into the applicable Collateral Account as Collateral. Borrowers shall direct Issuer to deposit into or credit directly to the Collateral

Accounts on a Pro Rata Basis, or, in the case of any property or assets other than Cash and securities entitlements, deliver to the relevant Applicable Lenders (subject to their reasonable delivery instructions) on a Pro Rata Basis, any Ordinary Dividend or Extraordinary Distribution paid or distributed on any Collateral Shares, or any securities or securities entitlements (x) exchanged for, or delivered upon conversion of, any Collateral Shares in a Merger Event or (y) delivered in respect of any Collateral Shares in connection with a Spin-off, and if any such Cash, securities, securities entitlements or other property or assets are received by any Borrower or any Affiliate thereof (for this purpose without giving effect to clause (ii)(A) of the proviso to the definition of “Affiliate”) for any reason, Borrowers shall, or shall cause such Affiliate to, make such deposit or delivery as promptly as practicable and in any event no later than two (2) Business Days following such receipt (and pending such delivery, shall hold such property in trust for the Applicable Lenders), subject, in each case, to any subsequent release thereof in accordance with Section 2.06(d). No Borrower shall tender any Collateral Shares in any exchange offer (including, without limitation, a Split-off) without the consent of each Lender.

Section 2.07. Increased Costs; Break Funding.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement (including any compulsory loan requirement, insurance charge or other assessment) against assets of, deposits with or for the account of, or credit extended by, any Lender;

(ii) impose on any Lender or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Advances made by such Lender or participation therein; or

(iii) subject any Lender to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of “Excluded Taxes” and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

and the result of any of the foregoing shall be to increase the cost to any Lender of making or maintaining the Advances hereunder (or of maintaining its Commitments) or to reduce the amount of any sum received or receivable by any Lender hereunder (whether of principal, interest or otherwise), then Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender for such reasonable additional costs incurred or reduction suffered.

(b) If a Lender determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Advances made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy and liquidity), then from time to time Borrowers will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any actual losses with respect to such reduction.

(c) A certificate of a Lender setting forth in reasonable detail the amount or amounts (and the calculation thereof) necessary to compensate such Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to Administrative Agent, who shall deliver or cause to be delivered such certificate to Borrowers. Such certificate shall be conclusive absent manifest error.

(d) Failure or delay on the part of any Lender to demand compensation pursuant to this Section 2.07 shall not constitute a waiver of such Lender’s right to demand such compensation; provided that no Borrower shall be required to compensate any Lender pursuant to this Section 2.07 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies Borrowers of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.

(e) Notwithstanding the foregoing, if any Lender requests compensation under this Section 2.07 or any Borrower must pay increased amounts or any amounts for Indemnified Taxes pursuant to Section 2.08, then the applicable Lender will, if requested by Borrowers, use commercially reasonable efforts to designate another lending office for any Advance, or portion thereof, affected by the relevant event if, in the judgment of such Lender, such designation would (i) avoid the requirement for or reduce the amount of such compensation, increased amounts or amounts for Indemnified Taxes, and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender; provided that such efforts need only be made on terms that, in the commercially reasonable judgment of such Lender, cause such Lender and its lending office(s) to suffer no material economic, legal or regulatory disadvantage; and provided further that nothing in this Section 2.07(e) shall affect or postpone any of the Obligations of Borrowers or the rights of such Lender pursuant to Section 2.07(a) through (d) or Section 2.08. Borrowers hereby agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation.

(f) Borrowers shall compensate each Lender, upon written request (in the form of a certificate) by such Lender (which certificate shall set forth in reasonable detail the basis for requesting such amounts and shall be conclusive absent manifest error), for all reasonable loss, cost or expense (excluding loss of anticipated profits or margin) deemed to be incurred by it (determined pursuant to the following paragraph) as a result of:

(i) any payment or prepayment of an Advance on a day other than (x) an Interest Payment Date, in the case of a Three-Month LIBOR Advance, or a Compounding Period End Date, in the case of a One-Month LIBOR Advance (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

(ii) any failure by Borrowers to prepay or borrow any Advance on the date or in the amount notified by Borrowers (for a reason other than the failure of such Lender to make an Advance in breach of its obligation hereunder).

Such loss, cost or expense for any Lender shall be deemed to be an amount determined by such Lender equal to the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Advance had such event not occurred, at the reference interest rate that would have been applicable to such Advance, for the period from the date of such event to the last day of the then-current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Advance), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market.

(g) All of Borrowers’ obligations under this Section 2.07 shall survive termination of the Facility and repayment of all other Obligations hereunder.

Section 2.08. Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Borrower under any Margin Loan Documentation shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2.08) each Lender or Agent receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by Borrower. Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of Administrative Agent timely reimburse it for the payment of, any Other Taxes.

(c) Evidence of Payments. As soon as practicable after any payment of Taxes by any Borrower to a Governmental Authority pursuant to this Section 2.08, Borrowers shall deliver to Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Administrative Agent.

(d) Indemnification by Borrowers. Borrowers shall jointly and severally indemnify Lenders and Agents, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.08) payable or paid by Lenders or Agents or required to be withheld or deducted from any payment to any Lender or Agent and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by a Lender (with a copy to Administrative Agent), or by Administrative Agent, on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(e) Status of Lenders.

(i) If any Lender is entitled to an exemption from or reduction of withholding Taxes with respect to payments made under any Margin Loan Documentation, it shall deliver to Borrowers and Administrative Agent, at the time or times reasonably requested by Borrowers or Administrative Agent, such properly completed and executed documentation reasonably requested by Borrowers or Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrowers or Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrowers or Administrative Agent as will enable Borrowers or Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 2.08(e)(ii)(A), (B) and (D) below) shall not be required if in a Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing,

(A) if any Lender is a U.S. Person, it shall deliver to Borrowers and Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) if any Lender is a Foreign Lender, it shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by Borrowers or Administrative Agent) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Margin Loan Documentation, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Margin Loan Documentation, IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form) establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit E-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 871(h)(3)(A) of the Code, a “10 percent shareholder” of any Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to any Borrower described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E (or an applicable successor form); or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E (or an applicable successor form), a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-2 or Exhibit E-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit E-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrowers and Administrative Agent (in such number of copies as shall be requested by the recipients) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrowers or Administrative Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrowers or Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Margin Loan Documentation would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrowers and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrowers or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrowers or Administrative Agent as may be necessary for Borrowers or Administrative Agent to comply with its obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered has expired or become obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrowers and Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If any Lender or Agent determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.08 (including by the payment of additional amounts pursuant to this Section 2.08), it shall pay to Borrowers an amount equal to such refund (but only to the extent of indemnity payments made under this Section 2.08 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such Lender or Agent and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Borrowers, upon the request of such Lender or Agent, shall repay to such Lender or Agent the amount paid over pursuant to this paragraph (f) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such Lender or Agent is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will any Lender or Agent be required to pay any amount to Borrowers pursuant to this paragraph (f) the payment of which would place such Lender or Agent in a less favorable net after-Tax position than such Lender or Agent would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any Lender or Agent to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to Borrowers or any other Person.

(g) Indemnification by the Lenders. Each Lender shall severally indemnify Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrowers have not already indemnified Administrative Agent for such Indemnified Taxes and without limiting the obligation of Borrowers to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.07(c) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by Administrative Agent in connection with any Margin Loan Documentation, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Margin Loan Documentation or otherwise payable by Administrative Agent to the Lender from any other source against any amount due to Administrative Agent under this paragraph (g).

(h)

(i) Each Borrower shall deliver to any Lender, Agent or Custodian at the time or times reasonably requested by such Lender, Agent or Custodian, such properly completed and executed documentation that it is legally, and pursuant to its Organization Documents and other confidentiality obligations, entitled to deliver and that is reasonably requested by such Lender, Agent or Custodian in order to permit such Lender, Agent or Custodian to exercise its rights under Article 7 and the applicable Security and Control Agreement in a manner that will avoid or, to the extent possible, minimize withholding Tax upon a disposition of the Shares (including upon conversion of the Preferred Shares to Common Shares); provided that, notwithstanding anything to the contrary in this Section 2.08(h)(i), the preparation or delivery of such documentation shall not be required if in Borrowers’ reasonable and good-faith judgment such preparation or delivery would subject Borrowers (or their Affiliates) to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of Borrowers (or their Affiliates).

(ii) Without limiting Section 2.08(h)(i), each Borrower shall deliver to each Lender, Agent or Custodian, on or before the Closing Date (and thereafter promptly from time to time upon the reasonable request of a Lender, Agent or Custodian), (A) a duly executed original IRS Form W-9 with respect to such Borrower’s sole owner for U.S. federal income tax purposes that is a U.S. Person for U.S. federal income tax purposes and (B) a duly executed certification in accordance with Treasury Regulations Section 1.1445-2(b)(2) to the effect such Borrower is a disregarded entity as defined in Treasury

Regulation Section 1.1445-2(b)(2)(iii) and its sole owner for U.S. federal income tax purposes is not a “foreign person.” Each Borrower shall promptly notify each Lender, Agent or Custodian at any time it determines that it is no longer in a position to provide the IRS Form or certification described in the preceding sentence.

Section 2.09. Illegality. Notwithstanding any other provision of this Agreement, if any Lender shall notify Borrowers and Administrative Agent that any Law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to perform its obligations to make or maintain Advances hereunder at the One-Month LIBOR and the Three-Month LIBOR, the obligation of such Lender to make such Advances at the One-Month LIBOR or the Three-Month LIBOR shall be terminated and all such Advances shall become Advances at the Alternate Rate either on the next succeeding Interest Payment Date, if such Lender may lawfully continue to maintain the Advances at the One-Month LIBOR or the Three-Month LIBOR, as applicable, to such day, or immediately, if such Lender may not lawfully continue to maintain the Advances at the One-Month LIBOR or the Three-Month LIBOR, as the case may be.

Section 2.10. Evidence of Debt.

(a) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrowers to such Lender resulting from each Advance from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b) Administrative Agent, acting solely for this purpose as a non-fiduciary agent of Borrowers, shall also maintain accounts in which it will record (i) the names and addresses of Lenders, (ii) the amount of each Advance and Commitment made hereunder, (iii) the amount of any principal or interest due and payable or to become due and payable from Borrowers to each Lender hereunder, and (iv) the amount of any sum received by Administrative Agent hereunder from Borrowers and each Lender’s Applicable Percentage thereof (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrowers, Administrative Agent and Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement; provided that the failure of Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrowers to repay such obligations in accordance with their terms. The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(c) The entries maintained in the accounts maintained pursuant to Subsection (a) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided that the failure of Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrowers to repay such obligations in accordance with their terms.

(d) No promissory note shall be required to evidence the Advances by Lenders to Borrowers. Upon the request of a Lender, Borrowers shall prepare, execute and deliver to such Lender a promissory note, payable to such Lender and its registered assigns and in a form approved by such Lender, which shall evidence the Advances to Borrowers by such Lender in addition to such records. Thereafter, the Advances evidenced by such promissory note and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the payee named therein and its registered assigns.

Section 2.11. Payments and Computations.

(a) All payments to be made by Borrowers shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Borrowers shall make each payment hereunder not later than 1:00 p.m. on the day when due (subject to Section 2.06(b) or (c), with respect to any payment made to cure a Collateral Shortfall or made with respect to a Mandatory Prepayment Event, as applicable) in Dollars to Administrative Agent in immediately available funds. Administrative Agent shall promptly distribute to each Lender its share, determined on a Pro Rata Basis (or other applicable basis as provided herein), of such payment in like funds as received by wire transfer to such Lender. All payments received by Administrative Agent after 1:00 p.m. shall be deemed received on the next succeeding Business Day (subject to Section 2.06(b) or (c), with respect to any payment made to cure a Collateral Shortfall or made with respect to a Mandatory Prepayment Event, as applicable) and any applicable interest or fee shall continue to accrue.

(b) Whenever any payment hereunder would be due on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest or any fees, as the case may be.

(c) All payments (including prepayments and, subject to Section 2.12, any other amounts received hereunder in connection with the exercise of any Applicable Lender’s rights after an Event of Default) made by Borrowers to Administrative Agent under any Margin Loan Documentation shall be applied to amounts then due and payable in the following order, ratably in accordance with the percentage of any such amounts owed to each Lender: (A) any expenses and indemnities payable by Borrowers to Lenders under any Margin Loan Documentation; (B) to any accrued and unpaid interest and fees due under this Agreement; (C) to principal payments on the outstanding Advances; and (D) to the extent of any excess, to the payment of all other Obligations under the Margin Loan Documentation; provided that, in the case of an exercise of remedies, a Lender may elect the order in which different Advances are deemed to be paid.

Section 2.12. Accelerating Lenders.

(a) Notwithstanding anything to the contrary herein (but subject to clause (b) below), if one or more Lenders become Accelerating Lenders:

(i) each Accelerating Lender, solely for purposes of determining the rights and obligations of such Lender vis á vis Borrowers, shall be deemed to be:

(A) Administrative Agent and Calculation Agent hereunder; and

(B) the sole Lender hereunder for all purposes and, for the avoidance of doubt, no other Lender’s consent shall be necessary for any modification of such rights and obligations; and

(ii) solely for purposes of determining the rights and obligations of all Lenders that are not Accelerating Lenders among themselves and vis á vis Borrowers:

(A) each Accelerating Lender shall be deemed to no longer be a Lender hereunder and, for the avoidance of doubt, such Accelerating Lender’s consent shall not be necessary for any modification of such rights and obligations; and

(B) if Administrative Agent or Calculation Agent is an Accelerating Lender, a replacement therefor shall be selected from among the Lenders that are not Accelerating Lenders as if such Agent had resigned.

(b) Notwithstanding the foregoing, following one or more Lenders becoming Accelerating Lenders, Borrowers, for the avoidance of doubt, shall not make any payments of its Obligations or post any Collateral or provide any Eligible Letter of Credit except on a Pro Rata Basis (without regard to clause (a) above). For the avoidance of doubt, the application of proceeds received by an Applicable Lender in respect of an exercise of its remedies under the Margin Loan Documentation shall not be considered a payment by Borrowers for purposes of this Section 2.12(b).

Section 2.13. Administrative Agent’s Clawback.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless Administrative Agent shall have received notice from a Lender prior to the Closing Date that such Lender will not make available to Administrative Agent such Lender’s Advance, Administrative Agent may assume that each Lender that has a Commitment hereunder has made the relevant Advance available on such date in accordance with Section 2.01 and may, in reliance upon such assumption, make available to Borrowers a corresponding amount. In such event, if a Lender has not in fact made the relevant Advance available to Administrative Agent, then such Lender and Borrowers severally agree to pay to Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to Borrowers to but excluding the date of payment to Administrative Agent, at (i) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation and (ii) in the case of a payment to be made by Borrowers, the Applicable Rate. If Borrowers and such Lender shall pay such interest to Administrative Agent for the same or an overlapping period, Administrative Agent shall promptly remit to Borrowers the amount of such interest paid by Borrowers for such period. If such Lender pays such Advance to Administrative Agent, then the amount so paid shall constitute such Lender’s Advance included in such borrowing. Any payment by Borrowers shall be without prejudice to any claim Borrowers may have against a Lender that shall have failed to make such payment to Administrative Agent.

(b) Payments by Borrowers; Presumptions by Administrative Agent. Unless Administrative Agent shall have received notice from Borrowers prior to the date on which any payment is due to Administrative Agent for the account of Lenders hereunder that Borrowers will not make such payment, Administrative Agent may assume that Borrowers have made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to Lenders the amount due. In such event, if Borrowers have not in fact made such payment, then each Lender severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by Administrative Agent in accordance with banking industry rules on interbank compensation.

(c) Obligations of Lenders Several. The obligations of Lenders hereunder to make Advances and to make payments pursuant to Section 9.04(e) are several and not joint. The failure of any Lender to make any Advance or to make any payment under Section 9.04(e) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Advance or to make its payment under Section 9.04(e).

Section 2.14. Periodic Rebalancing.

(a) Subject to Section 2.12, if, on any Interest Payment Date, any Applicable Lender gives written notice to Administrative Agent, or Administrative Agent otherwise becomes aware, that any posting or release of Collateral did not occur on a Pro Rata Basis or the Collateral is not held on a Pro Rata Basis for any reason, then on, or as promptly as practicable following, such date the Applicable Lenders shall cause any transfers of Collateral from the Collateral Accounts that they control to Collateral Accounts controlled by other Applicable Lenders as may be necessary, as determined by Administrative Agent, to ensure that the Collateral is held on a Pro Rata Basis. Each Applicable Lender agrees to cooperate in good faith with Administrative Agent to effect such rebalancing, including, for the avoidance of doubt, by submitting written instructions to Custodian to effect such transfers. Borrowers hereby consent to such transfers.

(b) Solely for the purpose of determining whether Collateral is held on a Pro Rata Basis under clause (a) above, any Eligible Letter of Credit provided to an Applicable Lender shall be deemed to be an amount of Cash Collateral equal to 99% of the stated amount thereof, subject to clause (c) below.

(c) Subject to Section 2.12, if, on any date, any Applicable Lender gives written notice to Administrative Agent, or Administrative Agent otherwise becomes aware, that the aggregate stated amount of Eligible Letters of Credit provided to any Applicable Lender differs by more than $2,000,000 from the product of (x) the aggregate Applicable Percentage of such Applicable Lender and any relevant Agented Lenders and (y) the aggregate stated amount of Eligible Letters of Credit provided to all Applicable Lenders, then on, or as promptly as practicable following, such date Borrowers shall replace Eligible Letters of Credit provided to the Applicable Lenders with Cash Collateral and vice versa to the extent necessary to ensure that Eligible Letters of Credit and Cash Collateral are held on a Pro Rata Basis (it being understood that the minimum stated amount of an Eligible Letter of Credit as set forth in the definition thereof shall not apply to the extent necessary to comply with this Section 2.14(c)). Each Lender hereby consents to, and agrees to cooperate in good faith to effect, such substitutions.

(d) In connection with any transfer of Collateral Shares to a Collateral Account pursuant to this Section 2.14 or otherwise, Borrowers shall comply and use reasonable efforts to cause Custodian to comply with any request of the Applicable Lender that controls such Collateral Account to transfer such Collateral Shares to a separate sub-account under the relevant Collateral Account controlled by such Applicable Lender.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

Each Loan Party represents and warrants to Lenders (as to itself, and as applicable), as of each date specified in ARTICLE IV, that:

Section 3.01. Organization; Powers. Each Loan Party (i) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (ii) has all requisite power and authority to enter into, and perform its obligations under, the Margin Loan Documentation, and consummate the Transactions, and (iii) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

Section 3.02. Authorization; Enforceability. The Transactions are within the powers of and have been duly authorized by all necessary action by each Loan Party. Each document included in the Margin Loan Documentation to which it is a party has been duly executed and delivered by each applicable Loan Party and constitutes a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03. Governmental Approvals; No Conflicts. The Transactions (i) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except for filings necessary to perfect Liens created pursuant to the Margin Loan Documentation, (ii) will not violate any Law applicable to any Loan Party, (iii) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Loan Party or any of their assets (including the Securities Purchase Agreement and Registration Rights Agreement), or give rise to a right thereunder to require any payment to be made by any such Person, (iv) will not result in the creation or imposition of any Lien on any asset of any Loan Party, except Liens created pursuant to the Margin Loan Documentation, (v) will not violate any trading policy of Issuer applicable to any Loan Party or Issuer’s “blackout” policy and (vi) will not violate or require any consent under the Organization Documents of Issuer or any Loan Party.

Section 3.04. Financial Condition. The Borrower Financial Statements delivered to the Lenders are true and correct in all material respects. No Borrower has material assets other than the Collateral nor any Indebtedness or monetary obligations other than the Obligations.

Section 3.05. Litigation Matters. There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the applicable Loan Party, threatened in writing against such Loan Party (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or (ii) that involve this Agreement or the Transactions.

Section 3.06. Compliance with Laws.

(a) Each Loan Party is in compliance in all material respects with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its properties.

(b) Each Borrower is in compliance with its reporting obligations under Sections 13 and 16 of the Exchange Act with respect to the Shares, including in respect of the transactions contemplated hereunder.

(c) The Transactions, including the use of proceeds of the Advances and all actions with respect to the Collateral, comply and will comply with the Margin Regulations.

Section 3.07. Investment Company Status. Each Loan Party is not, and after giving effect to the contemplated Transactions will not be, required to register as an “investment company” under the United States Investment Company Act of 1940.

Section 3.08. Taxes. Each Loan Party has timely filed (taking into account applicable extensions) all income Tax returns and other material Tax returns which are required to be filed by it in all jurisdictions and has paid all material Taxes, assessments, claims, governmental charges or levies imposed on it or its properties which are due and payable (other than any amount (i) the validity of which is currently being contested in good faith, (ii) with respect to which reserves have been provided for in accordance with GAAP and (iii) as to which such contest would not result in the forfeiture or loss of any Collateral or otherwise give rise to a Material Adverse Effect). To the knowledge of each Borrower, there is no proposed Tax assessment asserted in writing against any Loan Party. Each Borrower is treated as an entity disregarded as separate from its owner for U.S. federal income tax purposes. For U.S. federal income tax purposes, each Borrower’s sole owner is a U.S. Person that is not an entity disregarded as separate from its owner for U.S. federal income tax purposes.

Section 3.09. Disclosure. Each Borrower has disclosed to each Agent and Lender (x) all agreements, instruments and corporate or other restrictions to which it is subject, and all other matters known to it, that, individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect, and (y) any equityholders’ agreement, investor rights agreement or any voting or other contractual restriction, including any lock-up agreement, relating to the Collateral Shares. All information provided by or on behalf of each Borrower to the Agents and Lenders in connection with the negotiation, execution and delivery of this Agreement and the other Margin Loan Documentation or the Transactions is complete and correct in all material respects and does not contain any material misstatement of fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made.

Section 3.10. Agreements. No Loan Party is a party to, nor are its assets bound by, any agreement or instrument, other than those permitted under Section 6.10, and no Loan Party is in default under any provision of any such agreement or instrument.

Section 3.11. Solvency. (i) The present fair market value of each Loan Party’s assets exceeds the total amount of such Loan Party’s liabilities (including contingent liabilities), (ii) each Loan Party has capital and assets sufficient to carry on its businesses, (iii) no Loan Party is engaged or is about to engage in a business or a transaction for which its remaining assets are unreasonably small in relation to such business or transaction and (iv) no Loan Party intends to incur or believes that it will incur debts beyond its ability to pay as they become due. No Loan Party will be rendered insolvent by the consummation of the Transactions.

Section 3.12. Trading and Other Restrictions.

(a) Each Loan Party owns all of its assets (including all of the Collateral pledged pursuant to a Security and Control Agreement) free and clear of Liens, other than Permitted Liens.

(b) No Loan Party has made nor consented to, nor is aware of, any registrations, filings or recordations in any jurisdiction evidencing a security interest in any of its properties, including the filing of a register of mortgages, charges and other encumbrances or filings of UCC-1 financing statements, other than with respect to Liens granted to Lenders under the Margin Loan Documentation and Permitted Liens.

(c) Borrowers acquired the Initial Pledged Shares and paid the full purchase price therefor no later than the Closing Date, and the holding period (as determined in accordance with Rule 144) of each Borrower and each Lender with respect to the Initial Pledged Shares began no later than the Closing Date.

(d) The Collateral Shares (i) are not subject to any Transfer Restrictions or Restrictive Conditions other than Permitted Transfer Restrictions or Permitted Restrictive Conditions, (ii) (x) do not contain any restrictive legends other than any legend set forth in the Securities Purchase Agreement as in effect on the date hereof and (y) do not require any opinions from counsel, or the removal of any “stop transfer order,” or the delivery of any documentation (other than as set forth in the Issuer Agreement), prior to the sale of such Collateral Shares and (iii) are not subject to any equityholders’ agreement, investor rights agreement or any other similar agreement or any voting or other contractual restriction, other than the Issuer Agreement, the Securities Purchase Agreement and the Registration Rights Agreement.

Section 3.13. Subsidiaries. No Borrower has any Subsidiaries.

Section 3.14. Anti-Corruption Laws and Sanctions. Each Loan Party and its respective managers, officers and employees and to the knowledge of such Loan Party, its agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) any Loan Party or any of their respective Responsible Officers, or (b) to the knowledge of such Loan Party, any managers, employees or agents of any Loan Party, is a Sanctioned Person.

Section 3.15. Material Nonpublic Information. No Borrower is in possession of any Material Nonpublic Information with respect to Issuer or the Shares, in each case, that would materially adversely impact the Advances to be made on the Closing Date.

Section 3.16. Employee Matters. No Loan Party (a) maintains, or contributes to, or has any direct obligation to maintain or contribute to, any Pension Plan, or (b) has any actual or potential liabilities with respect to any Pension Plan, including as a result of its affiliation with any of its ERISA Affiliates, that would reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Section 3.17. No Plan Assets. The assets of each Loan Party do not constitute “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulation.

Section 3.18. Conduct of Business. No Loan Party is engaged in any business or activity other than (a) in the case of Borrowers, holding Shares, Cash and Cash Equivalents and any Other Acceptable Collateral, ministerial activities incidental thereto and otherwise expressly contemplated herein, (b) in the case of General Partners, holding Cash and Cash Equivalents and partnership interests in the applicable Borrower, ministerial activities incidental thereto and otherwise expressly contemplated herein, (c) in the case of each Loan Party, performing its obligations under the Margin Loan Documentation, the Securities Purchase Agreement, the Registration Rights Agreement and the Transactions and (d) payment of taxes and administrative fees necessary for compliance with this Agreement.

Section 3.19. Special Purpose Entity. Each Loan Party is, and has at all times since its formation been, in compliance with the Separateness Provisions other than with respect to any transfers of Shares between Borrowers as disclosed to the Administrative Agent on or prior to the Closing Date.

ARTICLE 4

CONDITIONS OF LENDING

Section 4.01. Conditions Precedent to Advances. The obligation of Lenders to make Advances hereunder on the Closing Date is subject to satisfaction, or waiver by each Lender hereunder, of the following conditions precedent:

(a) Administrative Agent and each Lender shall have received each of the following documents, duly executed, in each case, in form and substance reasonably satisfactory to Administrative Agent and each of the Lenders:

(i) duly executed counterparts of the Margin Loan Documentation, dated as of the Closing Date;

(ii) (A) a certificate of each Loan Party, dated as of the Closing Date and executed by its Authorized Representative, which shall (1) certify the resolutions authorizing the execution, delivery and performance of the Margin Loan Documentation to which it is a party and the Transactions to be consummated by it on such date and (2) contain appropriate attachments, including its Organization Documents and in the case of each General Partner, the engagement letter for, or other reasonably satisfactory evidence of the engagement of, an independent director for such General Partner, and (B) a long form good standing certificate for each Loan Party from its jurisdiction of organization;

(iii) a solvency certificate of each Loan Party from an Authorized Representative thereof, dated as of the Closing Date;

(iv) a favorable opinion of Borrowers’ counsel, addressed to Administrative Agent and Lenders, in form and substance reasonably satisfactory to Administrative Agent and each Lender, dated as of the Closing Date;

(v) the results of a recent Lien and judgment search in the jurisdiction of organization of each Loan Party, and each such search shall reveal no Liens on any of the assets of, or judgments against, any Loan Party, except for Permitted Liens;

(vi) proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or other appropriate filing offices of each jurisdiction as may be necessary to perfect the security interests purported to be created by the Security and Control Agreements; and

(vii) any information or documentation reasonably requested by any Lender pursuant to Section 9.15.

(b) On or prior to the Closing Date, the Collateral Accounts shall have been established by Borrowers; Borrowers shall have executed and delivered all account opening documentation required by Custodian; security entitlements with respect to the Initial Pledged Shares shall have been credited to the Collateral Accounts on a Pro Rata Basis as Acceptable Collateral free from all Transfer Restrictions and Restrictive Conditions (other than Existing Transfer Restrictions and Existing Restrictive Conditions) and the Collateral Requirement shall have been satisfied in all material respects.

(c) All reasonable and documented out-of-pocket fees or expenses required to be paid under the Margin Loan Documentation on or before the Closing Date, including the Structuring Fee and counsel fees invoiced at least one Business Day prior to such date, shall have been paid on or before such date or netted against the Advances hereunder.

(d) Each of the representations and warranties contained in the Margin Loan Documentation shall be true and correct in all material respects (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects) on and as of the Closing Date, except to the extent that such representations and warranties expressly relate to an earlier date, in which case they shall be true and correct in all material respects as of such date (unless any such representation or warranty is qualified as to materiality, in which case it shall be true and correct in all respects as of such date).

(e) Borrowers shall have delivered to Administrative Agent a certificate from a Responsible Officer of each Borrower in the form set forth in Exhibit A hereto, dated as of the Closing Date, which shall contain representations that the conditions set forth in Subsections (b), (d), (f) and (g) of this Section 4.01 have been satisfied.

(f) Immediately after giving effect to each of the relevant Advances, (i) all types and amounts of Collateral shall be held on a Pro Rata Basis and (ii) the LTV Ratio shall not exceed the LTV Initial Level

(g) No Mandatory Prepayment Event shall have occurred that has not been cured or waived, and no Default, Event of Default or Adjustment Determination Period shall have occurred and be continuing, in each case on the Closing Date, and none of the foregoing shall result from such Advances or the application of the proceeds therefrom and any related Collateral deliveries.

The borrowing of the Advances shall be deemed to constitute a representation and warranty by Borrowers on the date of such borrowing as to the matters specified in Subsections (b), (d), (f) and (g) above.

ARTICLE 5

AFFIRMATIVE COVENANTS

On and after the Closing Date and so long as any Obligations (other than unasserted contingent indemnification obligations) remain outstanding, each Loan Party covenants and agrees as to itself that:

Section 5.01. Financial Statements. Borrowers shall furnish to Administrative Agent, or cause to be furnished to Administrative Agent, (i) within 30 days after the end of each calendar quarter, a certificate of each Borrower’s Authorized Representative certifying (a) that such Borrower’s only assets consist of the Collateral, Cash and Cash Equivalents, (b) the number of Shares such Borrower owned as of the last day of such quarter and (c) that such Borrower’s only Indebtedness and monetary obligations (other than the Obligations) is listed on a schedule to such certificate; and (ii) such additional information regarding the business or financial affairs of such Borrower, or compliance with the terms of the Margin Loan Documentation, as Administrative Agent or Lenders may from time to time reasonably request.

Section 5.02. Notices of Material Events. Borrowers or, where applicable, General Partners shall furnish to Administrative Agent or cause to be furnished to Administrative Agent, as promptly as reasonably practicable after obtaining actual knowledge thereof, notice of:

(a) the occurrence of (i) any Default, (ii) any matter which has resulted or would reasonably be expected to result in a Material Adverse Effect, (iii) the receipt of any notice of any governmental investigation or any litigation commenced or threatened against any Loan Party, where such Loan Party is specifically named in such investigation or litigation or (iv) any actual or potential liabilities with respect to any Pension Plan which has resulted or would reasonably be expected to result in a Material Adverse Effect;

(b) any transaction or event that constitutes, or that, if consummated, would constitute, a Change of Control of any Loan Party; or

(c) (i) the imposition of, or any event or transaction that, if consummated, would result in the imposition of, any Transfer Restriction (other than Existing Transfer Restrictions) or Restrictive Condition (other than Existing Restrictive Conditions) on the Collateral, (ii) any Facility Adjustment Event or Potential Facility Adjustment Event that, in either case, relates to a Tender Offer by a Blackstone Entity or any announcement by any Blackstone Entity of any Borrower Change of Control or (iii) any Lien (other than Permitted Liens) or “adverse claim” (within the meaning of Section 8-502 of the UCC) made or asserted against any of the Collateral.

In addition, any Loan Party shall furnish to Administrative Agent at least five (5) Business Days’ prior written notice of any proposed change to a General Partner’s “Independent Director” (as defined in such General Partner’s Organization Documents).

Each notice delivered under this Section shall be accompanied by a statement of an Authorized Representative of the applicable Borrower or the applicable General Partner, as the case may be, setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03. Existence; Conduct of Business. Each Loan Party shall at all times preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, licenses, permits, franchises, governmental authorizations, licenses and permits material to the conduct of its business, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted.

Section 5.04. Payment of Obligations. Each Loan Party shall pay and discharge, as and when the same shall become due and payable, all Taxes and any other liabilities imposed upon it or upon its property; provided that no such Tax or liability needs to be paid or discharged if (i) it is being contested in good faith by appropriate proceedings, (ii) reserves, in accordance with GAAP, have been provided for and (iii) such Tax or liability would not result in the forfeiture or loss of any Collateral or otherwise give rise to a Material Adverse Effect.

Section 5.05. Compliance with Laws. Each Loan Party shall comply with the requirements of all applicable Laws, all orders, writs, injunctions and decrees applicable to it or its property, its Organization Documents, the Organization Documents of Issuer and any Transfer Restriction applicable to the Collateral Shares. Each Loan Party will maintain policies and procedures reasonably designed to ensure compliance with Anti-Corruption Laws and applicable Sanctions by the applicable Borrower and its managers, officers, and employees and, in the case of Anti-Corruption Laws, its respective agents (acting in their capacity as such).

Section 5.06. Provision of Public Information. Notwithstanding anything to the contrary in the Margin Loan Documentation, no Loan Party shall, and shall cause all other Blackstone Entities not to, and no Loan Party shall be obligated to, provide any Agent or any Lender with any Material Nonpublic Information with respect to Issuer, its Subsidiaries or its securities in any document or notice required to be delivered pursuant to this Agreement, any other Margin Loan Documentation or any communication pursuant to, or directly related to, this Agreement or any other Margin Loan Documentation (each a “Communication”) and in delivering, or permitting any other Blackstone Entity to deliver, any Communication, each Loan Party shall be deemed to have represented that any such Communication contains no such Material Nonpublic Information. Notwithstanding anything to the contrary in the Margin Loan Documentation, each Loan Party acknowledges and agrees that if any Lender or any of such Lender’s Affiliates receives from any Loan Party or any other Blackstone Entity any Material Nonpublic Information at any time in connection with this Agreement or any other Margin Loan Documentation, such Lender or such Affiliate may disclose such Material Nonpublic Information publicly, to any potential purchaser of the Collateral or to any other Person.

Section 5.07. Compliance with Exchange Act Requirements. Borrowers shall comply in all material respects with its reporting obligations under Section 13 of the Exchange Act in respect of the transactions contemplated hereunder; provided that, except in the case of any Form 3, Form 4 or Form 5 filings that do not disclose any terms of the Facility (other than its existence and the number of Collateral Shares pledged in respect thereof) or the name of any Agent or Lender, Borrowers shall give prior notice to Administrative Agent, who shall give to each Lender prompt notice thereof, of any public filing regarding the Margin Loan Documentation by any Borrower and its respective Affiliates and provide Administrative Agent with copies to be distributed to each Lender of any report a reasonable time prior to filing thereof, and (x) except in the case of filings by the Issuer, shall comply (or cause its Affiliate to comply, as the case may

be), or (y) in the case of filings by the Issuer that disclose any economic terms of the Facility or attach any Margin Loan Documentation as an exhibit thereto, shall use reasonable efforts to cause the Issuer to comply, with any reasonable request of Administrative Agent to seek confidential treatment of any information therein that Administrative Agent considers to be proprietary or sensitive business information.

Section 5.08. Further Assurances. Upon the request of any Applicable Lender through Administrative Agent, each Borrower shall execute and/or deliver any additional agreements, documents and instruments, and take such further actions as the Applicable Lender may reasonably determine necessary in order to ensure that the Collateral Requirement is satisfied.

Section 5.09. Books and Records. Each Borrower shall keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its respective business and activities.

Section 5.10. Special Purpose Entity; Maintenance Of Separateness. Each Loan Party shall comply with the Separateness Provisions.

Section 5.11. Independent Director. Each General Partner shall ensure, at all times, that such General Partner has an “Independent Director” (as defined in such General Partner’s Organization Documents, as in effect on the date hereof), and each General Partner shall pay the fees and expenses under the relevant engagement letter for such “Independent Director” as and when they become due.

Section 5.12. ERISA Plan Assets. Each Loan Party agrees to promptly notify Administrative Agent if it knows that the assets of such Loan Party constitute or may reasonably be expected to constitute “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulation, as advised by counsel to such Loan Party.

ARTICLE 6

NEGATIVE COVENANTS

On and after the Closing Date and so long as any Obligations (other than unasserted contingent indemnification obligations) remain outstanding, each Loan Party covenants and agrees as to itself that:

Section 6.01. Indebtedness. No Loan Party shall create, incur, assume or suffer to exist any Indebtedness, other than (x) the Obligations under the Margin Loan Documentation and (y) any obligations (including contingent obligations) under the Securities Purchase Agreement or the Registration Rights Agreement.

Section 6.02. Liens. No Loan Party shall create, incur, assume or suffer to exist any Lien upon the Collateral, except for Permitted Liens. No Loan Party shall create, incur, assume or suffer to exist any Lien on any other property or asset owned by it, except for Permitted Liens.

Section 6.03. Business Activities. No Loan Party shall engage in any business or activity other than (a) in the case of Borrowers, holding the Shares, Cash, Cash Equivalents and any Other Acceptable Collateral, ministerial activities incidental thereto or otherwise expressly permitted hereunder, (b) in the case of General Partners, holding Cash and Cash Equivalents and partnership interests in the applicable Borrower, ministerial activities incidental thereto or otherwise expressly permitted hereunder and (c) in the case of each Loan Party, performing its obligations under the Margin Loan Documentation, the Securities Purchase Agreement, the Registration Rights Agreement and the Transactions. No Borrower shall engage in any merger, consolidation, amalgamation or similar transaction.

Section 6.04. Investments and Acquisitions. No Loan Party shall purchase, hold or acquire (including pursuant to any merger) any capital stock, evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (whether through purchase of assets, merger or otherwise), other than Shares, Cash, Cash Equivalents and Other Acceptable Collateral and, in the case of each General Partner, its partnership interest in the applicable Borrower.

Section 6.05. Distributions. No Loan Party shall make any dividend, distribution or other payment in respect of its Equity Interests (including in connection with any repurchase thereof), unless (x) no Default or Event of Default shall have occurred and be continuing or would result therefrom and (y) the property or assets delivered by such Loan Party in respect of such dividend, distribution or payment does not constitute Collateral.

Section 6.06. Investment Company. No Loan Party shall be required to register as an “investment company” under the United States Investment Company Act of 1940, as amended.

Section 6.07. No Amendment of Organization Documents. No Loan Party shall consent to or permit any amendment, supplement, modification or waiver of any of the terms or provisions of its Organization Documents (i) (a) relating to the power to enter into, and perform its obligations under, the Margin Loan Documentation, (b) corresponding to the Separateness Provisions or the provisions set forth in this ARTICLE 6, or (c) relating to the “Independent Director” (as defined therein), without the written consent of Administrative Agent, or (ii) if such amendment, supplement, modification or waiver (a) would materially impair or diminish, or circumvent, any term or provision described in clause (i) above or (b) could reasonably be expected to result in a Material Adverse Effect, in each case as reasonably determined by Administrative Agent, without the written consent of Required Lenders.

Section 6.08. Transactions with Affiliates. No Loan Party shall sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except transactions that (a) are incidental to holding the Shares, Cash, Cash Equivalents and Other Acceptable Collateral and performing its obligations under the Margin Loan Documentation and the Transactions and (b) are on terms and conditions substantially as favorable to such Loan Party as could be obtained on an arm’s-length basis from unrelated third-parties; provided that this Section 6.08 shall not prohibit (x) contributions of Cash, Cash Equivalents, Shares or any Other Acceptable Collateral from the Fund Entities, Intermediate Holdcos and/or their respective Affiliates directly or indirectly to any Borrower or (y) distributions which are permitted under Section 6.05.

Section 6.09. Formation of Subsidiaries. No Loan Party shall form, create, organize, incorporate or acquire any Subsidiaries (other than, in the case of the General Partners, the applicable Borrower).

Section 6.10. Agreements. (i) No Loan Party shall enter into any agreement other than (w) its Organization Documents, (x) the Margin Loan Documentation, the Securities Purchase Agreement, the Registration Rights Agreement and any Permitted Lock-Ups, (y) routine administrative agreements entered into in the ordinary course of such Loan Party’s business, provided that no Loan Party shall have any monetary obligations under such administrative agreements exceeding, in the aggregate with respect to such Loan Party, $1,000,000 per annum (excluding any fees or expenses paid on or around the Closing Date out of the proceeds of the Advances) and (z) any agreement or agreements relating to any Permitted Sale Transactions; provided that, in the case of clause (z), no Borrower shall have any obligations thereunder, other than the obligation to deliver Shares substantially contemporaneously with the deposit of the related Required Sale Proceeds Amount (if any) into the relevant Collateral Accounts (or pursuant to escrow or custody arrangements reasonably acceptable to the Lenders) and as are customary for underwriting agreements and certificates, Permitted Lock-Ups and other documentation thereunder relating to such Permitted Sale Transactions (it being understood that any indemnity provided by a Borrower therein shall only relate to information contained in the relevant offering document, if any, relating to such Borrower and the Shares sold by such Borrower), and (ii) no Loan Party shall enter into or suffer the existence of any equityholders’ agreement, investor rights agreement or any voting or other contractual restriction with respect to the Collateral Shares other than the Issuer Agreement, the Securities Purchase Agreement, the Registration Rights Agreement and any Permitted Lock-Ups.

Section 6.11. No Impairment of Collateral Shares. No Loan Party shall take any action that would impair any Applicable Lender’s security interest in the Collateral Shares or its ability to exercise remedies against such Collateral Shares (including without limitation by imposing any Transfer Restrictions or Restrictive Conditions on the Collateral Shares, or entering into any stockholders’ agreement), other than amendments to the Securities Purchase Agreement or Certificate of Designations or the entry into Permitted Lock-Ups, in each case, that give rise to Permitted Transfer Restrictions or Permitted Restrictive Conditions.

Section 6.12. Compliance with Margin Regulations. No Loan Party shall, and each Loan Party shall cause its Affiliates (for this purpose without giving effect to clause (ii)(A) of the proviso to the definition of “Affiliate”) not to, take any action with respect to the proceeds of any Advance or any Collateral that is in violation of the Margin Regulations.

Section 6.13. Sanctions and Anti-Corruption. No Loan Party shall request any Advance, and no Loan Party shall use the proceeds of any Advance (a) in violation of any Anti-Corruption Laws, (b) for the purpose of funding, financing or facilitating any unlawful activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, to the extent such activities, business or transaction would be prohibited by Sanctions if conducted by a corporation incorporated in the United States, the United Kingdom, or a European Union member state or (c) in any other manner that would result in a violation of any applicable Sanctions by any Person that is a party to this Agreement.

Section 6.14. Tax Status. Without the written consent of Administrative Agent (such consent not to be unreasonably withheld), no Borrower shall (a) change its status as an entity disregarded as separate from its sole owner that is a U.S. Person for U.S. federal income tax purposes, (b) change the jurisdiction of its organization other than to the United States or any subdivision thereof nor (c) become a resident for tax purposes in any jurisdiction other than the United States or any subdivision thereof.

Section 6.15. Future Financings. No Loan Party shall, and each Loan Party shall cause its Affiliates not to, directly or indirectly, grant, or suffer to exist, any Lien on any Shares that do not constitute Collateral to secure any obligation of any Loan Party or their Affiliates, except pursuant to the Margin Loan Documentation.

Section 6.16. Employee Matters. No Loan Party shall establish, maintain, contribute to or incur any obligation to contribute to any Pension Plan, and, except as would not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect, no ERISA Affiliate of any Loan Party shall establish, maintain, contribute to or incur any obligation to contribute to any Pension Plan.

ARTICLE 7

EVENTS OF DEFAULT

Section 7.01. Events of Default. If any of the following events (“Events of Default”) shall occur:

(a) any principal of any Advance is not paid when and as the same shall become due and payable, including pursuant to Section 2.06(b), whether at the due date thereof or a date fixed for prepayment thereof, upon acceleration or otherwise, and, solely if such failure is due to an administrative or technical error, such failure shall continue unremedied for (i) one (1) Business Day with respect to the payment of principal on the Scheduled Maturity Date; provided that, with respect to any portion of the Total Accrued Loan Amount that is due in connection with a Mandatory Prepayment Event for which an Eligible Trade Ticket has been delivered in accordance with Section 2.06(b), an Event of Default shall be deemed to have occurred if any Borrowers fail to deliver into the Collateral Account any portion of the sale proceeds of the Permitted Sale Transaction evidenced by such Eligible Trade Ticket on or prior to the scheduled settlement date thereof or (ii) two (2) Business Days with respect to any other payment of principal;

(b) a Collateral Shortfall occurs and (x) Borrowers do not cure such Collateral Shortfall prior to the Cure Time, as set forth in Section 2.06(c) or (y) Borrowers fail to deliver into the Collateral Account any portion of the amount necessary to cure a Collateral Shortfall for which Borrowers cure by effecting a Permitted Sale Transaction in accordance with Section 2.06(c) on or prior to the scheduled settlement thereof;

(c) any interest on any Advance, any Make Whole Amount or any fee or any other amount (other than an amount referred to in Section 7.01(a)) payable under any Margin Loan Documentation is not paid when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five (5) Business Days;

(d) any representation or warranty made or deemed made by or on behalf of any Loan Party or any Fund Representation Letter Party herein or in the other Margin Loan Documentation or any amendment or modification hereof or thereof or waiver hereunder or thereunder shall prove to have been materially incorrect (or any such representation or warranty that is qualified as to materiality, shall prove to have been incorrect) when made or deemed made and, solely if such misrepresentation (i) has not caused a Material Adverse Effect, (ii) has not caused and is not related to any other Event of Default and (iii) is reasonably capable of being remedied, such misrepresentation shall not have been remedied within ten (10) Business Days following receipt by Borrowers of written notice thereof from Administrative Agent;

(e) (i) any Fund Representation Letter Party shall default in the performance of or compliance with any term contained in the Fund Representation Letter, or (ii) any Loan Party shall fail to perform or observe (A) any covenant, condition or agreement in Section 5.02(a)(i), Section 5.02(c)(ii), Section 5.03, Section 5.10, Section 5.11, Section 5.12 or ARTICLE 6 of this Agreement or Section 6 of any Security and Control Agreement or (B) any other covenant, condition or agreement contained herein or in any other Margin Loan Documentation and, in the case of this sub-clause (ii)(B), such failure shall continue unremedied for a period of ten (10) Business Days after the earlier of (x) the date on which any Loan Party receives notice of such failure from Administrative Agent (or, if Administrative Agent fails to deliver such notice by 6:00 p.m. on the date of the relevant breach, any Lender) and (y) the date on which such Loan Party otherwise becomes aware of such failure;

(f) (i) any Loan Party or any Fund Representation Letter Party admits in writing its inability or fails generally to pay its debts as they become due; (ii) any Loan Party or any Fund Representation Letter Party institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; (iii) any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of any Loan Party or any Fund Representation Letter Party and the appointment continues undischarged or unstayed for 30 calendar days (or, in the case of any Fund Representation Letter Party, 60 calendar days); (iv) any proceeding under any Debtor Relief Law relating to any Loan Party or any Fund Representation Letter Party or to all or any material part of its property is instituted without the consent of such Loan Party or any Fund Representation Letter Party and continues undismissed or unstayed for 30 calendar days (or, in the case of any Fund Representation Letter Party , 60 calendar days), or an order for relief is entered in any such proceeding; or (v) any Loan Party, any Fund Representation Letter Party or any other Blackstone Entity shall take any action to authorize any of the actions set forth above in this Section 7.01(f);

(g) any material provision of any Margin Loan Documentation for any reason ceases to be valid, binding and enforceable in accordance with its terms (or any Loan Party or any other Blackstone Entity shall challenge in writing the enforceability of any Margin Loan Documentation or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Margin Loan Documentation has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms);

(h) any of the Security and Control Agreements shall for any reason (other than the failure of the Applicable Lender to take any action within its control) fail to create a valid and perfected first priority Lien in the Collateral (subject to no other Lien, other than Permitted Liens), except as permitted by the terms of the Margin Loan Documentation, or any of the Security and Control Agreements shall fail to remain in full force or effect;

(i) (i)(A) one or more final judgments for the payment of money in an aggregate amount in excess of the applicable Threshold Amount shall be rendered against any Loan Party and (B) (a) the same shall remain undischarged for a period of ten (10) consecutive days during which execution shall not be effectively stayed, and the same is not subject to further appeal or (b) any legal action shall be taken by a judgment creditor to attach or levy upon any assets of any Loan Party to enforce any such judgment or (ii)(A) any final non-monetary judgments or orders which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect shall be rendered against any Loan Party and (B) (a) such Loan Party shall fail within ten (10) days, during which execution shall not be effectively stayed, to discharge such judgments or orders, and such judgments or orders are not subject to further appeal or (b) any legal action shall be taken to enforce such judgments or orders; or

(j) the assets of any Loan Party constitute assets of “plan assets” of any “benefit plan investor” within the meaning of the Plan Asset Regulation and such condition results in a non-exempt prohibited transaction under Section 406(a) of ERISA or Section 4975(c)(1)(A)-(C) of the Code subjecting any Lender to any tax or penalty on non-exempt prohibited transactions imposed under Section 4975 of the Internal Revenue Code or Section 502(i) of ERISA in connection with the Lender’s exercise of its rights or obligations under this Agreement, then Administrative Agent may (or at the request of (x) Required Lenders, or (y) in the case of an Event of Default of the type set forth in Section 7.01(a), Section 7.01(b), Section 7.01(c) or Section 7.01(h) or an Event of Default relating to a provision of the Margin Loan Documentation that would require the consent of each Lender to amend or waive under Section 9.01, any Lender, shall) notify Borrowers thereof (such notice, an “Event of Default Notice”) with a copy to all other Lenders and, following the delivery of such Event of Default Notice, any Lender may declare such Lender’s Advances, together with all accrued and unpaid interest thereon and any fees or other amounts due under the Margin Loan Documentation to such Lender, to be forthwith due and payable, whereupon such amounts shall become and be forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Borrowers; provided, however, that upon the occurrence of any event in Section 7.01(f), the Total Accrued Loan Amount shall automatically become and be due and payable, without presentment, demand, protest or any notice of any kind, all of which are hereby expressly waived by Borrowers. Upon the occurrence and the continuance of an Event of Default of the type set forth in Section 7.01(f) or an Event of Default in respect of which Borrowers have received an Event of Default Notice, any Lender may exercise any rights and remedies provided to such Lender under the Margin Loan Documentation (including the enforcement of any and all Liens created to such Lender pursuant to the Security and Control Agreements) or at law or equity, including all remedies provided under the UCC.

Section 7.02. Lenders’ Rights with Respect to Collateral.

(a) For the avoidance of doubt, following the delivery of an Event of Default Notice or following the occurrence, and during the continuance, of an Event of Default of the type set forth in Section 7.01(f), each Lender may choose to exercise any remedies provided for herein or in any other Margin Loan Documentation, or refrain from exercising such remedies, in its sole discretion with respect to the Collateral subject to its control under a Security and Control Agreement (including by virtue of an agency relationship with any Applicable Lender). No Lender shall have any fiduciary or other duties to the other Lenders in connection with the exercise of remedies against the Collateral securing the Obligations owing to such Lender or otherwise and no Lender shall interfere with such exercise of remedies or claim (or support any claim by any third-party) that a sale or other disposition of any Lender’s Collateral by or on behalf of such Lender was not commercially reasonable.

(b) In connection with any permitted assignment by a Lender, Borrowers (and in the case of clause (v) below, General Partners) agree to, as promptly as practicable, (i) establish a separate Collateral Account with Custodian, (ii) enter into a Security and Control Agreement (in a form substantially identical to the other relevant Security and Control Agreements or, if such Lender, assignee or Custodian (including any proposed successor Custodian) requests that a separate agreement be entered into with respect to the control of such Collateral Account, in the form of a separate security agreement and separate control agreement, in each case, in form and substance reasonably satisfactory to such assignee and Custodian, as applicable) granting a Lien in favor of the assignee over such assignee’s Applicable Percentage of the Collateral of each type and granting such assignee control over such Collateral Account, (iii) if reasonably requested by

Custodian, enter into a customer account agreement or other agreement with such intermediary, (iv) enter into, and use its good faith efforts to facilitate entry by Issuer into, an Issuer Agreement (in a form substantially identical to the other relevant Issuer Agreements) with the assignee, (v) make appropriate amendments to this Agreement and the other Margin Loan Documentation to reflect any administrative or technical changes as are reasonably requested by the assigning Lender, the assignee or Administrative Agent, which do not adversely affect any Borrower’s or any General Partner’s rights or obligations hereunder and (vi) in the event the assigning Lender cannot transfer its rights under any Eligible Letter of Credit without the consent of the issuing bank (which issuing bank has not provided consent), cause the termination or reduction in the stated amount, as the case may be, of such existing Eligible Letter of Credit, and the issuance of a new Eligible Letter of Credit in favor of the assignee, in each case, with respect to such proportion of the stated amount of the original Eligible Letter of Credit as the assigned portion of the Advances bears to all Advances held by the assignor. In connection with any assignment by a Lender of all of its Advances hereunder, each Loan Party agrees that such Lender’s rights and obligations under the other Margin Loan Documentation may be assigned to the assignee.

(c) Notwithstanding anything to the contrary contained in the Margin Loan Documentation, Borrowers, Administrative Agent and each Lender hereby agree that (i) during the continuance of an Event of Default and (except in the case of an Event of Default of the type set forth in Section 7.01(f)) following the delivery of an Event of Default Notice, such Lender shall have the right individually to require Custodian (or the Applicable Lender acting as agent of such Lender for purposes of perfection, if applicable) to realize upon any of the Collateral subject to such Lender’s control and to apply the proceeds thereof to the repayment of such Lender’s Advances outstanding and any other Obligations owing to such Lender and (ii) in the event of a foreclosure or similar enforcement action by such Lender on its Collateral pursuant to a public or private sale or other disposition (including pursuant to Section 363(k), Section 1129(b)(2)(a)(ii) or otherwise of the Bankruptcy Code), such Lender may be the purchaser or licensor of any or all of such Collateral at any such sale or other disposition.

(d) Notwithstanding anything to the contrary contained in the Margin Loan Documentation, when all Obligations (other than unasserted contingent indemnification obligations) owing to any Lender have been paid in full, upon request of Borrowers, such Lender shall (without notice to, or vote or consent of, any other Lender) take such actions as shall be reasonably required to release its security interest in all Collateral under such Lender’s control.

(e) Each Lender agrees that it will not challenge or question or support any other Person in challenging or questioning in any proceeding the validity, attachment, perfection or priority of any Lien of any other Applicable Lender under any Security and Control Agreement or the validity or enforceability of the priorities, rights or duties established by or other provisions of this Agreement.

(f) Each Lender agrees with, and solely for the benefit of, each other Lender that it will not take any Bankruptcy Action with respect to any Loan Party.

ARTICLE 8

AGENTS

Section 8.01. Authorization and Authority. Each Lender hereby irrevocably appoints Citibank, N.A., to act on its behalf as Administrative Agent and as Calculation Agent under the Margin Loan Documentation and authorizes each Agent to take such actions on such Lender’s behalf and to exercise such powers as are delegated to such Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this ARTICLE 8 are solely for the benefit of the Agents and the Lenders, and no Loan Party shall have rights as third-party beneficiaries or otherwise of any of such provisions.

Section 8.02. Agent Individually.

(a) Each Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not such Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with any Borrower or Affiliates thereof as if such Person were not an Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that each Person serving as an Agent, acting in its individual capacity, and its Affiliates (collectively, an “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of any Borrower or its Affiliates. Furthermore, an Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including Borrowers and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in any Borrower or its Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of any Borrower or its Affiliates. Each Lender understands and agrees that in engaging in the Activities, an Agent’s Group may receive or otherwise obtain information concerning Borrowers and their Affiliates (including information concerning the ability of Borrowers to perform their obligations hereunder or under the other Margin Loan Documentation) which information may not be available to any of the Lenders that are not members of an Agent’s Group. No Agent nor any member of such Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower or any Affiliate thereof) or to account for any revenue or profits obtained in connection with the Activities, except that an Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by this Agreement to be transmitted by an Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of an Agent’s Group or their respective customers (including Borrowers and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder). Each Lender agrees that no member of an Agent’s Group is or shall be required to restrict its Activities as a result of the Person serving as an Agent being a member of such Agent’s Group, and that each member of an Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) the Margin Loan Documentation, (ii) the receipt by an Agent’s Group of information (including Information) concerning any Borrower or its Affiliates (including information concerning the ability of Borrowers to perform their obligations hereunder and under the other Margin Loan Documentation) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including any duty of trust or confidence) owing by an Agent or any member of such Agent’s Group to any Lender including any such duty that would prevent or restrict an Agent’s Group from acting on behalf of customers (including any Borrower or its Affiliates) or for its own account.

Section 8.03. Duties of the Agents; Exculpatory Provisions.

(a) An Agent’s duties hereunder and under the other Margin Loan Documentation are solely ministerial and administrative in nature and no Agent shall have any duties or obligations except those expressly set forth herein or therein. Without limiting the generality of the foregoing, an Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, but shall be required to act or refrain from acting (and shall be fully protected in so acting or refraining from acting) upon the written direction of the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein), provided that an Agent shall not be required to take any action or refrain from acting if, in its opinion or the opinion of its counsel, taking such action or so refraining from acting, as the case may be, may expose such Agent or any of its Affiliates to liability or would, as determined by such Agent in good faith, be contrary to this Agreement or applicable Law.

(b) Other than for an action or obligation expressly set forth herein, no Agent shall be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, including for the avoidance of doubt, Administrative Agent sending an Event of Default Notice at the direction of any Lender, if such Agent believes in good faith that the related Event of Default is of a type that would entitle such Lender to issue such direction) or (ii) in the absence of its own gross negligence or willful misconduct. No Agent shall be deemed to have knowledge of any Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default or the event or events that give or may give rise to any Mandatory Prepayment Event, Default or Event of Default unless and until Borrowers or any Lender shall have given notice to such Agent describing such Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default and such event or events.

(c) No Agent nor any member of an Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement or any other Margin Loan Documentation, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Facility Adjustment Event, Potential Facility Adjustment Event, Mandatory Prepayment Event, Default or Event of Default, (v) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Margin Loan Documentation or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created hereby or thereby or (v) the satisfaction of any condition set forth in ARTICLE 4 or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to an Agent.

(d) Nothing in this Agreement shall require an Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Agents that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by an Agent or any of its Related Parties.

Section 8.04. Reliance by Agent. Each Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of any Advance that by its terms must be fulfilled to the satisfaction of a Lender, each Agent may presume that such condition is satisfactory to such Lender unless an officer or Authorized Representative of an Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Advance. Each Agent may consult with legal counsel (who may be counsel for Borrowers), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05. Delegation of Duties. An Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Margin Loan Documentation by or through any one or more sub-agents appointed by such Agent, and such Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties, provided, in each case, that no such delegation to a sub-agent or a

Related Party shall release an Agent from any of its obligations hereunder. Each such sub-agent and the Related Parties of an Agent and each such sub-agent shall be entitled to the benefits of all provisions of this ARTICLE 8 and Margin Loan Documentation (as though such sub-agents were an “Agent” hereunder and under the other Margin Loan Documentation) as if set forth in full herein with respect thereto.

Section 8.06. Resignation of Agent. An Agent may at any time give notice of its resignation to the Lenders and Borrowers. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with Borrowers (unless an Event of Default shall have occurred and be continuing (and not have been cured or waived)), to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the Lenders appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify Borrowers and the Lenders that no qualifying Person has accepted appointment as successor Agent and of the effective date of such retiring Agent’s resignation which effective date shall be no earlier than three (3) Business Days after the date of such notice. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as an Agent hereunder and under the other Margin Loan Documentation but shall not be relieved of any of its obligations as a Lender and (ii) all payments, communications and determinations provided to be made by, to or through such Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section 8.06. The successor shall be consented to by Borrowers at all times other than during the existence of an Event of Default that has not been cured or waived (which consent of Borrowers shall not be unreasonably withheld or delayed). Upon the acceptance of a successor’s appointment as an Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as an Agent of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations as an Agent hereunder and/or under the other Margin Loan Documentation but shall not be relieved of any of its obligations as a Lender (if not already discharged therefrom as provided above in this Section 8.06). The fees payable by Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Margin Loan Documentation, the provisions of this ARTICLE 8 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as an Agent. Notwithstanding anything herein to the contrary, if at any time any Agent ceases to be a Lender hereunder, such Agent shall be deemed to have provided its notice of resignation, which notice shall be automatically effective as of the date such Agent ceased to be a Lender hereunder.

Section 8.07. Non-Reliance on Agents and Other Lenders.

(a) Each Lender confirms to the Agents, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on the Agents, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making its portion of the Facility and (z) taking or not taking actions hereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making its portion of the Facility is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Margin Loan Documentation, (ii) it has, independently and without reliance upon the Agents, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information as it has deemed appropriate and (iii) it will, independently and without reliance upon the Agents, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Margin Loan Documentation based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(i) the financial condition, status and capitalization of each Borrower;

(ii) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and the other Margin Loan Documentation and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement;

(iii) determining compliance or non-compliance with any condition hereunder to the making of the Advances and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; or

(iv) the adequacy, accuracy and/or completeness of any other information delivered by the Agents, any other Lender or by any of their respective Related Parties under or in connection with this Agreement, the other Margin Loan Documentation, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with this Agreement.

Section 8.08. Other Acceptable Collateral. Administrative Agent shall not consent to any property or securities being included as Other Acceptable Collateral, and Calculation Agent shall not determine the Other Acceptable Collateral Haircut, without the written consent of each other Lender party hereto (in its sole discretion).

Section 8.09. Removal of Agents.

(a) At any time, if (i) following the occurrence of an Event of Default, Administrative Agent shall fail to send an Event of Default Notice when required at the request of the Required Lenders, or, in the case of an Event of Default of the type that gives any Lender the right to require that Administrative Agent send an Event of Default Notice under Section 7.01, any Lender, by 8:00 p.m. on the Scheduled Trading Day that such request is sent to Administrative Agent (or by 9:00 a.m. on the Scheduled Trading Day following such request, if such request is made after 5:00 p.m. on a Scheduled Trading Day or on a day that is not a Scheduled Trading Day), (ii) following the occurrence of a Mandatory Prepayment Event, Administrative Agent shall fail to deliver a Mandatory Prepayment Event Notice in connection therewith by 8:00 p.m. on the Scheduled Trading Day that any Lender requests Administrative Agent to send such notice (or by 9:00 a.m. on the Scheduled Trading Day following such request, if such request is made after 5:00 p.m. on a Scheduled Trading Day or on a day that is not a Scheduled Trading Day) or (iii) following the occurrence of a Collateral Shortfall on any Scheduled Trading Day, Administrative Agent shall fail to send a Collateral Call Notice by 8:00 p.m. on such Scheduled Trading Day, in each case of clause (i) through (iii) above, the Required Lenders shall have the right to remove Administrative Agent and appoint a successor thereto, which shall be one of the Lenders party hereto at such time or an Affiliate thereof (provided that, for purposes of this Section 8.09, any determination that (x) is expressed herein to be made by Calculation Agent or Administrative Agent and (y) is relevant to the determination of whether an Event of Default, Mandatory Prepayment Event or Collateral Shortfall has occurred may be made by the Required Lenders, notwithstanding any prior determination by Calculation Agent or Administrative Agent to the contrary with respect to such matter, provided further that any such determination must be made by the Required Lenders in good faith and in a commercially reasonable manner).

(b) At any time, if (i) (A) the Required Lenders shall have delivered a written request, pursuant to Section 8.03(a), for any Agent to take any action hereunder, and (B) such Agent shall have failed to take such action (other than in accordance with the proviso set forth in Section 8.03(a)) by 8:00 p.m. on the Scheduled Trading Day that such request is sent to such Agent (or by 9:00 a.m. on the Scheduled Trading Day following such request, if such request is made after 5:00 p.m. on a Scheduled Trading Day or on a day that is not a Scheduled Trading Day), (ii) (A) the Required Lenders shall have delivered a written request, pursuant to Section 8.03(a), for any Agent to refrain from taking any action hereunder and (B) such Agent shall have nonetheless taken such action (other than in accordance with the proviso set forth in Section 8.03(a)), (iii) the Required Lenders have requested that Calculation Agent submit any proposed calculation, adjustment or determination to Borrowers in accordance with Section 9.01 or Section 9.19(b) (including, for the avoidance of doubt, a request by the Required Lenders to Calculation Agent to submit proposed adjustments in respect of a Facility Adjustment Event or

Potential Facility Adjustment Event that the Required Lenders determine to have occurred, provided that any such determination must be made by the Required Lenders in good faith and in a commercially reasonable manner) and Calculation Agent shall fail to submit such calculation, adjustment or determination by 8:00 p.m. on the Scheduled Trading Day that such request is sent to Calculation Agent (or by 9:00 a.m. on the Scheduled Trading Day following such request, if such request is made after 5:00 p.m. on a Scheduled Trading Day or on a day that is not a Scheduled Trading Day) or (iv) an Insolvency Event shall occur with respect to any Agent or its ultimate parent, in each case of clause (i) through (iv) above, the Required Lenders shall have the right to remove such Agent and appoint a successor thereto, which shall be one of the Lenders party hereto at such time or an Affiliate thereof.

(c) At any time, if the Required Lenders replace any Agent pursuant to this Section 8.09 and the other Agent is the same entity as, or an Affiliate of, the removed Agent, the Required Lenders shall have the right to also remove such other such Agent and appoint a successor thereto, which shall be one of the Lenders party hereto at such time or an Affiliate thereof.

(d) Any removal of an Agent and appointment of a successor thereto pursuant to this Section 8.09 shall be effective upon notice by such proposed successor Agent to the removed Agent and Borrowers on behalf of the Required Lenders, whereupon (i) the current Agent shall be discharged from its duties and obligations as an Agent hereunder and under the Margin Loan Documentation, but shall not be relieved of any of its obligations as a Lender and (ii) the successor shall succeed to and become vested with all of the rights, powers, privileges and duties as the applicable Agent.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Amendments; Adjustments. Neither this Agreement nor any of the other Margin Loan Documentation nor any provision hereof or thereof may be waived, amended, modified or supplemented, nor any consent granted to any deviation to the terms hereof or thereof, except pursuant to an agreement or agreements in writing entered into by the Required Lenders and Borrowers, and acknowledged by Administrative Agent; provided that no such amendment, waiver, modification, supplement or consent shall, without the consent of each Lender party hereto:

(a) waive any condition set forth in ARTICLE 4;

(b) extend or increase the Commitment of any Lender or reinstate the terminated Commitment of any Lender;

(c) postpone any date on which any payment of principal, interest, fees or other amounts due to the Lenders or Agents is required to be made hereunder or under any other Margin Loan Documentation;

(d) change the principal amount of, or the rate at which interest accrues on, the Advances, or any fees payable hereunder;

(e) change the definition of “Acceptable Collateral,” “Acceptable Letter of Credit Issuer,” “Collateral Shortfall,” “Cure Time,” “Eligible Letter of Credit,” “Facility Adjustment Event,” “LTV Ratio,” “Mandatory Prepayment Date,” “Mandatory Prepayment Event,” “Potential Facility Adjustment Event,” or increase the LTV Maintenance Level or the LTV Margin Call Level;

(f) permit the assignment or transfer by any Borrower of any of its rights and obligations under any Margin Loan Documentation;

(g) modify the definition of “Applicable Percentage” or “Pro Rata Basis” or otherwise affect the manner in which payments are shared, or Collateral or Eligible Letters of Credit are allocated, ratably among the Lenders;

(h) modify Section 2.06 (other than clause (a) thereof), 2.12, 2.14, 5.11, 6.01, 6.02, 6.07, 6.11, 6.15, 6.17, 7.01(a), 7.01(b), 7.01(c), 7.01(f), 7.01(h), 7.02(a), 7.02(e), 7.02(f), 8.08 or 8.09;

(i) modify this Section 9.01 or any other provision herein that expressly requires the consent of all Lenders or Required Lenders for any matter or the definition of “Required Lenders”; or

(j) modify the second paragraph or the last two sentences of the third paragraph of the Fund Representation Letter, or terminate, or release any Fund Representation Letter Party from its obligations under, the Fund Representation Letter;

provided further that (i) the provisions set forth in ARTICLE 8 shall not be waived, amended, modified or supplemented, nor any consent granted to any deviation thereto, without the consent of each Agent affected thereby and (ii) Section 2.07 or 2.08 shall not be amended or waived in a way that adversely affects any Lender without such Lender’s consent.

For purposes of the foregoing, any amendment, waiver or modification of any Margin Loan Documentation that would materially impair or diminish, or circumvent, or change the meaning or operation of any term or provision specified above in this Section 9.01 (including, without limitation, any amendment, waiver or modification of any defined term used therein or any provision referenced therein) shall be deemed to be an amendment, waiver or modification of such term or provision and shall require the consent specified above with respect to an amendment, waiver or modification of such term or provision.

Notwithstanding the foregoing, each Lender agrees with each other Lender and with each Borrower that no amendment, termination or supplement shall be made to any Security and Control Agreement or Issuer Agreement, and no new Margin Loan Documentation shall be entered into with any Lender (subject, for the avoidance of doubt, to Section 2.12), unless a substantially identical amendment, termination or supplement is made to each other Security and Control Agreement or Issuer Agreement, or substantially identical Margin Loan Documentation is entered into with each other Lender, as the case may be.

Notwithstanding anything to the contrary herein, upon the occurrence of any Facility Adjustment Event or Potential Facility Adjustment Event, Calculation Agent shall (a) adjust one or more of the terms or provisions of the Facility as Calculation Agent determines necessary to account for the effect of the Facility Adjustment Event or Potential Facility Adjustment Event on the Facility (unless Calculation Agent determines that no such adjustment is necessary), and (b) determine the effective time of the adjustment (and may take into account, among other factors, volatility, correlation, liquidity and free float of the Shares or any other Collateral and Transfer Restrictions, in each case, relative to the Shares or, if applicable, any other Collateral prior to giving effect to the relevant event). Within two (2) Business Days following the occurrence of any Facility Adjustment Event or Potential Facility Adjustment Event, Calculation Agent shall notify each Lender of the adjustments to the terms or provisions of the Facility that it proposes to make in respect thereof, and the proposed effective time therefor (or its determination that no such adjustment is necessary). If, within three (3) Business Days of receiving such notice, Required Lenders notify Calculation Agent that they disagree with such proposed adjustments or effective time (or Calculation Agent’s determination that no such adjustment is necessary), and include in such notice an alternative set of adjustments that Required Lenders propose to make in respect of such Facility Adjustment Event or Potential Facility Adjustment Event that comply with the provisions set forth in Section 9.19(a) (which shall apply for this purpose as if the Lenders sending such notice were Calculation Agent), and a proposed effective time therefor, then Calculation Agent shall notify Borrowers that such alternative adjustments apply as of such effective time. Except with the consent or at the direction of the Required Lenders, Calculation Agent shall not make any adjustment in respect of a Facility Adjustment Event or Potential Facility Adjustment Event or notify Borrowers of its determination that no such adjustment is necessary prior to the earlier of (i) the fifth Business Day following the occurrence thereof and (ii) its receipt of notice from Required Lenders of any alternative adjustments (and a proposed effective time therefor) or that they agree with Calculation Agent’s proposed adjustments (and the effective time therefor). Subject to Section 9.19(a), any such adjustments pursuant to this paragraph shall be binding on all parties to the Margin Loan Documentation and all such parties shall enter into such documentation required or reasonably requested by Administrative Agent to reflect such adjustments.

Section 9.02. Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except as otherwise provided below, all notices and other communications provided for herein (including, for the avoidance of doubt, any Collateral Call Notice) shall be in writing and shall be delivered (i) by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile as follows, or (ii) by electronic mail to the applicable e-mail address, as follows:

(i) if to any Loan Party, to:

Name of such Loan Party

c/o Blackstone Tactical Opportunities Advisors L.L.C.

345 Park Avenue

New York, New York 10154

Attention: Colin Bennett

Telephone: 212-583-5137

Email: Colin.Bennett@Blackstone.com

TacOppsOperations@Blackstone.com

with a copy to:

Simpson Thacher & Bartlett LLP

425 Lexington Ave

New York, New York 10017

E-mail: jlevitt@stblaw.com & jonathan.lindabury@stblaw.com

Attention: Jennifer J. Levitt & Jonathan H. Lindabury

(ii) if to Administrative Agent, to:

Citibank, N.A.

388 Greenwich Street

New York, New York 10013

Telephone: (212) 723-5757

Email: james.heathcote@citi.com, eric.natelson@citi.com, grant.mortell@citi.com, dustin.c.sheppard@citi.com, eq.us.corporates.middle.office@citi.com, eq.us.ses.notifications@citi.com

(iii) if to a Lender, to it at its address set forth in Schedule I; provided that if a facsimile number is not provided for a Lender in Schedule I, such notices and other communications shall be delivered to such Lender first by electronic mail to the applicable e-mail addresses and followed by certified or registered mail to the applicable address.

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, (x) other than in the case of a Collateral Call Notice, a Mandatory Prepayment Event Notice or any notice under Section 8.09 relating to the removal of any Agent by the Required Lenders, if not given during normal business hours for the recipient, such notice or communication shall be deemed to have been given at the opening of business on the next Business Day for the recipient or (y) in the case of a Collateral Call Notice or a Mandatory Prepayment Event Notice,

if not given by the Collateral Call Notice Deadline or the Mandatory Prepayment Event Notice Deadline, as the case may be, on any Scheduled Trading Day, such notice or communication shall be deemed to have been given at the opening of business on the next Scheduled Trading Day). Notices and other communications delivered through electronic communications shall be effective as provided in Subsection (b).

(b) Electronic Communications. (i) Notices and other communications sent to an e-mail address shall be deemed received when sent absent receipt of a failure to deliver notice within 30 minutes of such notice or communication being sent (it being understood that an “out of office” reply does not constitute a failure to deliver notice for this purpose), provided that (x) other than in the case of a Collateral Call Notice, a Mandatory Prepayment Event Notice or any notice under Section 8.09 relating to the removal of any Agent by the Required Lenders, if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, or (y) in the case of a Collateral Call Notice or a Mandatory Prepayment Event Notice, if such notice or other communication is not sent by the Collateral Call Notice Deadline or the Mandatory Prepayment Event Notice Deadline, as the case may be, on any Scheduled Trading Day, such notice or communication shall be deemed to have been given at the opening of business on the next Scheduled Trading Day and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Change of Address, Etc. Each of the Loan Parties and Administrative Agent may change its address, facsimile, telephone number or e-mail address for notices and other communications hereunder by notice to the other parties hereto. Each other Lender may change its address, facsimile, telephone number or e-mail for notices and other communications hereunder by notice to Administrative Agent, who shall promptly notify Borrowers thereof. In addition, each Lender agrees to notify Administrative Agent from time to time to ensure that Administrative Agent has on record (i) an effective address, contact name, telephone number, facsimile number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(d) Reliance by Lenders. Each Agent and Lender shall be entitled to rely and act upon any notices purportedly given by or on behalf of any Loan Parties. All telephonic notices to and other telephonic communications with any Agent or any Lender may be recorded by such Agent or such Lender, and each of the parties hereto hereby consents to such recording.

Section 9.03. No Waiver; Remedies.

(a) No failure or delay of any Lender or any Agent in exercising any right or power hereunder or under any other Margin Loan Documentation shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of Agents and Lenders hereunder and under any other Margin Loan Documentation are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Margin Loan Documentation or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 9.01, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand on any Loan Party in any case shall entitle such Loan Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of Agents and Lenders to any other or further action in any circumstances without notice or demand. Without limiting the generality of the foregoing, the making of an Advance shall not be construed as a waiver of any Event of Default, regardless of whether Lenders may have had notice or knowledge of such Event of Default at the time.

(b) The Advances are made with full recourse to each Borrower and constitute direct, general, unconditional and unsubordinated Indebtedness of each Borrower.

(c) Each Loan Party and Lenders acknowledge and agree that the Margin Loan Documentation collectively are intended to constitute a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code and that each delivery, transfer, payment and grant of a security interest made or required to be made hereunder or contemplated hereby or made, required to be made or contemplated in connection herewith is a “transfer” and a “margin payment” or a “settlement payment” within the meaning of Section 362(b)(6) and/or (27) and Sections 546(e) and/or (j) of the Bankruptcy Code. As a result of the foregoing, each Borrower acknowledges and agrees that upon the occurrence of any event in Section 7.01(f), any Lender should be able to exercise remedies against the Collateral during the pendency of such proceedings without obtaining any order, judgment or other relief from the relevant bankruptcy court or any Governmental Authority, and each Borrower agrees not to challenge any such exercise of remedies, in each case, to the extent exercised in accordance with the Margin Loan Documentation. In addition, all obligations under or in connection with the Margin Loan Documentation represent obligations in respect of “termination values,” “payment amounts” or “other transfer obligations” within the meaning of Sections 362 and 561 of the Bankruptcy Code. The parties further acknowledge and agree that the Margin Loan Documentation collectively constitutes a “master netting agreement” within the meaning of the Bankruptcy Code.

Section 9.04. Costs And Expenses; Indemnification; Damage Waiver.

(a) Costs and Expenses. Borrowers shall jointly and severally be obligated to pay promptly (i) all actual, reasonable and documented costs and reasonable out-of-pocket expenses incurred by Lenders and each Agent, including the reasonable fees, charges and disbursements of one counsel for Lenders and Agents (x) in connection with the Facility, including syndication thereof, the preparation and administration of the Margin Loan Documentation, subject to an aggregate cap in the case of the preparation of the initial Margin Loan Documentation equal to

$400,000 and (y) in connection with any amendments or modifications thereto or waivers of the provisions of the Margin Loan Documentation (whether or not the transactions contemplated hereby or thereby shall be consummated), subject to an aggregate cap equal to $50,000 and (ii) all reasonable costs and reasonable out-of-pocket expenses incurred by Lenders and each Agent, including the fees, charges and disbursements of any counsel for Lenders and each Agent, in connection with the enforcement, collection or protection of its rights in connection with the Margin Loan Documentation, including its rights under this Section, or in connection with the Advances made hereunder, including all such expenses incurred during any workout, restructuring or negotiations in respect of such Advances.

(b) Indemnification by Borrowers. Borrowers shall jointly and severally indemnify Lenders, each Agent (and any sub-agent thereof) and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third-party or by Borrowers or any Related Party of Borrowers arising out of, in connection with, or as a result of, (i) this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder, the enforcement or protection of their rights hereunder and thereunder or the consummation of the transactions contemplated by this Agreement (which, for the avoidance of doubt, shall not include any hedging activities by any Indemnitee), any other Margin Loan Documentation or any agreement or instrument contemplated hereby or thereby, (ii) any Advance or the use or proposed use of the proceeds therefrom, or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third-party or by any Borrower or any other Related Party of any Borrower, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, bad faith or willful misconduct of such Indemnitee or any of its Related Parties or (y) arise out of any dispute among Indemnitees (other than a dispute involving claims against Administrative Agent or any Calculation Agent, in each case in their respective capacities as such) that did not involve actions or omissions of any Borrower or its Affiliates. This Section 9.04(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Margin Loan Documentation or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Advance or the use of the proceeds thereof. No Indemnitee referred to in Subsection (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Margin Loan Documentation or the transactions contemplated hereby or thereby, except to the extent such charges result from the willful misconduct, bad faith or gross negligence of such Indemnitee.

(d) Post-Default Hedging Costs. After (i) the occurrence of an Event of Default and (ii) acceleration of the Obligations of any Lender, Borrowers shall jointly and severally be obligated to pay, on demand, such Lender’s (or its Affiliate’s) costs (including the commercially reasonable costs of commercially reasonable Share Hedging Transactions effected at prevailing market rates, up to a cap of five percent (5%) of the aggregate Commitments per annum), losses (including market losses with respect to Share Hedging Transactions), charges, fees, expenses or duties of any kind directly relating to its (x) Advances or (y) acquisition, establishment, re-establishment, substitution, maintenance, unwinding or disposition of, or realization or recovery of the proceeds of, or any part thereof, any transaction(s) entered into by such Lender or its Affiliate to hedge the market risk of the Collateral. Borrowers’ obligation under this Subsection (d) shall survive termination of the Facility and payment in full of all other Obligations. “Share Hedging Transactions” means “short sales” of Shares and option contracts, futures contracts, forward contracts, swap agreements or other derivative transactions relating to Shares, excluding, for the avoidance of doubt, any such transaction for which the underlier is a broad-based index or basket of securities.

(e) Reimbursement by Lenders. To the extent that Borrowers for any reason fail to indefeasibly pay any amount required under Subsection (a) or (b) of this Section to be paid by it to any Agent (or any sub-agent thereof) or any Related Party of any of the foregoing, each Lender severally agrees to pay to such Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for such Agent (or any such sub-agent) in connection with such capacity. The obligations of Lenders under this clause (e) are subject to the provisions of Section 2.13.

(f) Payments. All amounts due under this Section shall be payable promptly and in any event not later than ten (10) Business Days after demand therefor (subject to acceleration under Section 7.01).

(g) Survival. The agreements in this Section shall survive the termination of the Facility and the repayment, satisfaction or discharge of all the other Obligations.

Section 9.05. Payments Set Aside. To the extent that any payment by or on behalf of Borrowers is made to any of Administrative Agent or Lenders (or Administrative Agent on behalf of the Lenders), or Administrative Agent or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred.

Section 9.06. Governing Law; Submission to Jurisdiction.

(a) Governing Law. The Margin Loan Documentation shall be governed by, and construed in accordance with, the laws of the State of New York.

(b) Submission to Jurisdiction. Each party hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any U.S. Federal or New York State court sitting in New York, New York in any action or proceeding arising out of or relating to this Agreement or any other Margin Loan Documentation, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Margin Loan Documentation shall affect any right that Lenders may otherwise have to bring any action or proceeding relating to this Agreement or any other Margin Loan Documentation against any Loan Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. Each party hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Margin Loan Documentation in any court referred to in Subsection (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02(a). Nothing in this Agreement or any other Margin Loan Documentation will affect the right of any party hereto to serve process in any other manner permitted by applicable Law.

(e) WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

AGREEMENT OR ANY OTHER MARGIN LOAN DOCUMENTATION OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER MARGIN LOAN DOCUMENTATION BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.06(e).

Section 9.07. Successors and Assigns.

As set forth in the Additional Terms Letter.

Section 9.08. Severability. Any provision of any Margin Loan Documentation held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions thereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

Section 9.09. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Margin Loan Documentation constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. This Agreement shall become effective when it shall have been executed by each of the parties hereto and when each of the parties hereto shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 9.10. Survival. All agreements, representations and warranties made herein shall survive the execution and delivery of the Margin Loan Documentation and the making of any Advances, and shall continue in full force and effect as long as the principal of or any accrued interest on any Advance or any other Obligation under this Agreement is outstanding and unpaid or unsatisfied. The provisions of Section 2.07, Section 2.08, Section 9.04, Section 9.11 and Section 9.13 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Advances, the resignation or replacement of Administrative Agent, the assignment of rights by any Lender or the termination of this Agreement or any other Margin Loan Documentation any provision hereof or thereof.

Section 9.11. Confidentiality. Subject to Section 5.06, each Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority having jurisdiction over such Lender (in which case the disclosing party agrees to inform Borrowers promptly of such disclosure, unless such notice is prohibited by applicable Law and except in connection with any request as part of a regulatory examination), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case the disclosing party agrees to inform Borrowers promptly of such disclosure to the extent permitted by law and except in connection with a regulatory examination of an audit or examination conducted by bank accountants), (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any other Margin Loan Documentation, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.11, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap, derivative or hedging transaction relating to any Borrower and its obligations or the Collateral Shares, (g) with the consent of each Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section by such Lender, (ii) becomes available to such Lender on a non-confidential basis from a source other than any Borrower or its Affiliates (determined, for this purpose, without giving effect to clause (ii) of the proviso in the definition thereof) or (iii) is independently developed by such Lender without use of the Information. For the purposes of this Section, “Information” means all information received from any Loan Party relating to such Loan Party or its business hereunder or pursuant hereto, other than any such information that is available to Lenders on a non-confidential basis prior to disclosure by a Borrower; provided that, in the case of information received from a Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.11 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. For the avoidance of doubt, each Borrower agrees that the obligations of Lenders and Agents in this Section 9.11 shall not be interpreted to restrict any such Lender or Agent or their Affiliates from transacting in Shares or related securities (it being understood that any transactions in Collateral Shares are subject to the terms of the Margin Loan Documentation).

Section 9.12. No Advisory or Fiduciary Relationship. In connection with all aspects of each transaction contemplated hereby and by the other Margin Loan Documentation (including in connection with any amendment, waiver or other modification hereof or of any other Margin Loan Documentation), each Loan Party acknowledges and agrees that: (a)(i) the arranging and other services regarding this Agreement provided by Lenders are arm’s-length commercial transactions between each Loan Party and its respective Affiliates, on the one hand, and Lenders and their Affiliates, on the other hand, (ii) each Loan Party has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (iii) each Loan Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Margin Loan Documentation; (b)(i) Lenders are and have been acting solely as principals and, except as expressly agreed in writing herein or otherwise by the relevant parties, have not been, are not, and will not be acting as advisors, agents or fiduciaries for each Loan Party or any of its respective Affiliates, or any other Person and (ii) Lenders have no obligation to any Loan Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Margin Loan Documentation; and (c) Lenders and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of each Loan Party and its respective Affiliates, and Lenders have no obligations to disclose any of such interests to any Loan Party or any of their respective Affiliates. To the fullest extent permitted by law, each Loan Party hereby waives and releases any claims that it may have against Lenders or their Affiliates with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby.

Section 9.13. Right of Setoff. If an Event of Default shall have occurred and be continuing, Lenders, Agents and each of their respective Affiliates (each, a “Set-off Party”) are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Set-off Party to or for the credit or the account of any Borrower against any of and all the obligations and liabilities of such Borrower, irrespective of whether or not the relevant Set-off Party shall have made any demand under the Margin Loan Documentation and although such obligations may be unmatured. The parties agree that each of the Collateral Accounts is a general and not special account. The rights of each Set-off Party under this Section 9.13 are in addition to other rights and remedies (including other rights of setoff) which such Set-off Party may have.

Section 9.14. Judgment Currency. If a judgment, order or award is rendered by any court or tribunal for the payment of any amounts owing to Lenders under this Agreement or any other Margin Loan Documentation or for the payment of damages in respect of a judgment or order of another court or tribunal for the payment of such amount or damages, such judgment, order or award being expressed in a currency (the “Judgment Currency”) other than Dollars, each Borrower agrees (a) that its obligations in respect of any such amounts owing shall be discharged only to the extent that on the Business Day following Lenders’ receipt of any sum adjudged in the Judgment Currency, Lenders may purchase Dollars with the Judgment Currency, and (b) to indemnify and hold harmless Lenders against any deficiency in terms of Dollars in the amounts actually received by Lenders following any such purchase (after deduction of any premiums and costs of exchange payable in connection with the purchase of, or conversion into, Dollars). The indemnity set forth in the preceding sentence shall (notwithstanding any judgment referred to in the preceding sentence) constitute an obligation of each Borrower separate and independent from its other obligations hereunder, and shall survive the termination of this Agreement.

Section 9.15. USA PATRIOT Act Notice. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended (the “Act”), and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that, pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or Agent, as the case may be, to identify such Loan Party in accordance with the Act. Each Loan Party agrees to promptly provide any Lender with all of the information with respect to each Loan Party requested by such Lender (x) to the extent such Lender deems such information reasonably necessary to identify such Loan Party in accordance with the Act or (y) in connection with such Lender’s standard “on boarding” process (including, without limitation, pursuant to “know your customer” or anti-money laundering requirements).

Section 9.16. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Advance, together with all fees, charges and other amounts which are treated as interest on such Advance under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by a Lender holding such Advance in accordance with applicable law, the rate of interest payable in respect of such Advance hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Advance but were not payable as a result of the operation of this Section 9.16 shall be cumulated and the interest and Charges payable to such Lender in respect of other Advances or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Rate to the date of repayment, shall have been received by such Lender.

Section 9.17. Disclosure. Each Loan Party hereby acknowledges and agrees that Lenders and/or their Affiliates from time to time may hold investments in, make loans to or have other relationships with Issuer and its Affiliates.

Section 9.18. Joint and Several Liability of Borrowers. Notwithstanding any other provision of the Margin Loan Documentation with respect to the Allocated Advance Amounts, each Borrower shall be jointly and severally liable for all of the obligations and liabilities of each other Borrower under this Agreement and the other Margin Loan Documentation; provided that the obligations of each Borrower under this Agreement and the other Margin Loan Documentation shall be limited to an aggregate amount that would not render such obligations subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of applicable law.

Section 9.19. Calculation Agent Determinations; Required Lender Consultation.

(a) All calculations and determinations made by Calculation Agent shall be made in good faith and in a commercially reasonable manner. Upon receipt of written request from any Borrower or any Lender, Calculation Agent shall promptly provide such Borrower or such Lender, as the case may be, with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from internal or external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Calculation Agent’s proprietary or confidential models or other information that may be proprietary or confidential or subject to contractual, legal or regulatory obligations to not disclose such information), and shall use commercially reasonable efforts to provide such written explanation within five (5) Business Days from the receipt of such request.

(b) If the Required Lenders notify Calculation Agent that they disagree with any calculation, adjustment or determination made by Calculation Agent hereunder (or any failure by Calculation Agent to make any calculation, adjustment or determination hereunder) and include in such notice a proposed alternative calculation, adjustment or determination that complies with Subsection (a) above (which shall apply for this purpose as if the Lenders sending such notice were Calculation Agent), Calculation Agent shall notify Borrowers that such alternative calculation, adjustment or determination applies, and such alternative calculation, adjustment or determination shall be binding on all parties to the Margin Loan Documentation.

(c) For the avoidance of doubt, if any provision of the Margin Loan Documentation provides for an action, determination, notice or instruction on the part of the Required Lenders, the Lenders may consult with one another in considering such action, determination, notice or instruction.

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IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed and delivered by its Responsible Officer or Authorized Representative as of the date first above written.

LOAN PARTIES:

BLACKSTONE DELTA LOWER HOLDINGS DE L.P., as a Borrower By: Blackstone Delta Lower Holdings Manager L.L.C., its general partner,

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Manager

BTO FD DELTA HOLDINGS DE L.P., as a Borrower By: BTO FD Delta Holdings Manager L.L.C., its general partner,

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Manager

BLACKSTONE DELTA LOWER HOLDINGS MANAGER L.L.C., as a General Partner

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Manager

Signature Page to Margin Loan Agreement

BTO FD DELTA HOLDINGS MANAGER L.L.C., as a General Partner

By:	/s/ Christopher J. James
Name: Christopher J. James
Title: Manager

Signature Page to Margin Loan Agreement

CITIBANK, N.A., as Administrative Agent

By:	/s/ James Heathcote
Name: James Heathcote
Title: Authorized Signatory

CITIBANK, N.A., as Calculation Agent

By:	/s/ James Heathcote
Name: James Heathcote
Title: Authorized Signatory

CITIBANK, N.A., as Lender

By:	/s/ James Heathcote
Name: James Heathcote
Title: Authorized Signatory

Signature Page to Margin Loan Agreement

SCHEDULE I – COMMITMENTS AND LENDER INFORMATION

As set forth in the Additional Terms Letter.

SCHEDULE II – FUND ENTITIES

As set forth in the Additional Terms Letter.